SHOPPING CENTER LEASE

SIBLING ASSOCIATES, LLC
a California limited liability company

as LANDLORD

and

REBORN GLOBAL HOLDINGS, INC.
a California corporation
d.b.a. REBORN COFFEE CAFE

as TENANT

7/12/2017
[Date]

TABLE OF CONTENTS

Page Number

SHOPPING CENTER LEASE

This Lease ("Lease") is entered into on July 12 2017 ("Effective Date"), and entered into by and between SIBLING ASSOCIATES, LLC, a California limited liability company ("Landlord") and REBORN GLOBAL HOLDINGS, INC., a California corporation, d.b.a. REBORN COFFEE CAFE ("Tenant").

FUNDAMENTAL LEASE PROVISIONS

DefinitionsFor purposes of this Lease, the following terms shall have the following meanings:

Landlord's Parcel:	Landlord is the owner of certain real property located in the City of Newport Beach, State of California, depicted on the site plan ("Site Plan") attached hereto as Exhibit "A" and incorporated herein by this reference ("Center" or "Shopping Center").
Premises:	The "Premises" consists of approximately 1,281 square feet of leaseable floor area. The address for the Premises is 2933 East Coast Highway, Corona del Mar, CA 92625. The Premises is depicted on the Site Plan.
Use of Premises:	Tenant will operate primarily as a café' serving coffees, beverages, bakery items and branded merchandise items (e.g. shirts, sportswear and miscellaneous items with Reborn logo) normally found in Reborn Café and for no other purpose. Tenant shall have the option to change the use with Landlord's reasonable consent. (Also see Article 3.01 (a))
Trade Name:	Reborn Coffee Café
Lease Term:	Sixty-six (66) months. (See Article 1.05)
Renewal Option:	One (1) five (5) year option. (See Article 21)
Commencement of Term:	Upon lease execution
Rental Commencement Date:	One hundred eighty (180) days following Commencement of Term.
Additional Rent Commencement Date:	One hundred eighty (180) days following Commencement of Term.
Initial Minimum Monthly Rent:	Seven Thousand Forty-Five Dollars and 50/100 ($7,045.50) Annual increases of 3% (See Article Two, Section 2.02)
Tenant's Pro-Rata Share	Tenant's pro-rata share of Common Area Maintenance, Property Taxes and Insurance is 15.32%
Security Deposit:	Eight Thousand Six Hundred Forty-Six and 75/100 ($8,646.75)
Total Payable by Tenant Upon Lease Execution:	Seventeen Thousand Two Hundred Ninety-Three and 50/100 ($17,293.50) (7th month's Minimum Rent of $7,045.50, 7th month's Additional Rent of $1,601.25 and Security Deposit of $8,646.75)
Address for Notices to Landlord:	Sibling Associates, LLC 4667 MacArthur Blvd., Suite 420 Newport Beach, California 92660 Attn: Property Manager
To Tenant:	Reborn Global Holdings, Inc. d.b.a. Reborn Coffee Cafe 2933 E. Coast Highway Corona del Mar, CA 92625
Exhibits:	**Exhibit "A":** General site plan of the Premises and the Shopping Center. Tenant acknowledges that Landlord may unilaterally change the shape, size, location, number and extent of the improvements to any portion of the Shopping Center (excluding the Premises) without Tenant's consent, except as hereinafter provided. **Exhibit "B":** A description of work to be performed by Landlord ("Landlord's Work") and by Tenant ("Tenant's Work") in or on the Premises. The Premises shall be constructed pursuant to and in accordance with the procedures outlined in Exhibit "B". **Exhibit "C":** Exclusive Use Rights of Other Tenants. **Exhibit "D":** Confirmation of Term of Lease. **Exhibit "E":** Estoppel Certificate. **Exhibit "F":** Fair Market Adjustment

ARTICLE ONE
GRANT AND TERM

Section 1.01 - Leased Premises. In consideration of the rents, covenants and agreements on the part of Tenant to be paid and performed, Landlord leases to Tenant, and Tenant leases from Landlord, those certain premises, (the "Premises") consisting of approximately 1,281 square feet of leasable area ("GLA"), which is located within a Shopping Center (herein called the "Shopping Center" or the "Center") located in Corona del Mar, California. The location of the Premises is indicated by cross-hatch on the Site Plan of the Shopping Center, which is marked Exhibit "A" which is attached hereto and made a part hereof. Tenant agrees that Landlord may at any time and from time to time, and without Tenant's consent, add additional property and improvements to the Shopping Center and that the uses and locations of the buildings and parking areas shown on Exhibit "A" are subject to change, as hereinafter provided.

Section 1.02 - Use of Additional Areas. The use and occupation by Tenant of the Premises shall include the use in common with other tenants entitled thereto of the common areas, service areas, service roads, loading facilities, sidewalks and customer car parking areas and other facilities as may be designated from time to time by Landlord, subject however to the terms and conditions of this Lease and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord.

Section 1.03 - Commencement of Term. The term of this Lease shall commence upon the date of lease execution the "Commencement Date". All Lease expirations, renewal dates, notices of the options to renew, and any other provision hereof relating to the commencement date of this Lease shall be determined by reference to the Commencement Date as herein defined.

Section 1.04 - Commencement of Minimum Monthly Rental. Tenant agrees to pay as rental for the use and occupancy of the Premises the Minimum Monthly Rental specified in Article Two. Tenant shall pay said rental in twelve (12) equal monthly installments during each year, in advance, on the first day of each calendar month, without offset, deduction, prior notice or demand, commencing one hundred eighty (180) days from the Commencement Date ("Rental Commencement Date"). If the Rental Commencement Date is a date other than the first day of a month, or if the Term expires on a day other than the last day of the month, then Minimum Monthly Rental and Additional Rent shall be prorated.

Section 1.05 - Length of Term. The term of this Lease shall be for sixty-six (66) months, plus any partial month, following the Commencement Date. The first Lease year shall be the period beginning on the Commencement Date and ending on the last day of the twelfth full calendar month thereafter. "Lease year means each successive twelve (12) month period after the first Lease year plus partial month.

Section 1.06 - Confirmation of Term of Lease and Initial Estoppel Certificate. Tenant will execute and deliver to Landlord within twenty (20) days after the Commencement Date a certificate substantially in the form of Exhibits "D" ("Confirmation of Term of Lease") and "E" ("Tenant's Estoppel Certificate"). Tenant shall make such modifications to such certificates as may be necessary to make such certificates true and accurate, it being intended that any such statements may be relied upon by Landlord's mortgagee, prospective purchaser, or land lessor of the Shopping Center. If Tenant fails to provide either certificate within twenty (20) days after Landlord's request for same, Tenant shall be deemed to have approved the contents of any such certificate submitted to Tenant by Landlord.

ARTICLE TWO
RENT

Section 2.01 - Minimum Monthly Rental. Tenant shall pay the Minimum Monthly Rental each month during each year, in advance, on the first day of each calendar month, without offset, deduction, prior notice or demand, commencing in accordance with the provisions of Section 1.04 of this Lease; provided, however, that the seventh month's installment of said initial Minimum Monthly Rental shall be paid concurrently with the execution of this Lease. Landlord shall hold said rental payment without liability for interest in either a separate or general account, at Landlord's option, and shall apply said payment to Tenant's tenth month's rent when due.

Section 2.02 - Escalation of Minimum Monthly Rental. Beginning on the first day of the nineteenth month of the Term and annually thereafter, the Minimum Monthly Rent payable during the term of the Lease, shall be increased by three percent (3%) over the Minimum Monthly Rent paid during the immediately preceding twelve-month period.

Section 2.03 – Gross Sales. Within twenty (20) days after the end of each calendar quarter of the term hereof, commencing with the twentieth (20th) day of the quarter following Tenant opening for business, and ending with the twentieth (20th) day of the quarter next succeeding the last quarter of the Lease term, Tenant shall furnish to Landlord a statement in writing, certified by Tenant to be correct, showing the total Gross Sales made in, upon, or from the Premises during the preceding calendar quarter (or fractional quarter at the beginning of the term if the Commencement Date is other than a full quarter).

The term "Gross Sales" as used herein means the total gross receipts of all services, food, drinks, goods, wares, and merchandise sold from the Premises by Tenant and by anyone including any sub Tenant, licensee or concessionaire in, at, from, or arising out of the use of the Premises (including by vending machine, off-premises delivery and off-premises catering), whether for cash or credit without reserve or deduction or inability or failure to collect. Gross Sales shall not include sales taxes, gross receipts taxes and other similar taxes now or hereafter imposed upon the sale of food, drink, merchandise or services, but only if collected separately from the selling price. Gross sales shall also not include: (1) Cash refunded or credit allowed on merchandise returned by customers; (2) Sales tax, excise taxes, or other similar taxes which are added to the sales (or service) price charged by Tenant to its customers at the time of sale; or (3) Sales of

fixture, equipment, or property which are not stock in trade.

Section 2.04 - Additional Rent. Tenant shall be solely responsible for the payment of premiums, copayments and deductibles for insurance required to be maintained by Tenant hereunder, real property taxes and assessments levied on Tenant's fixtures, equipment and personal property, business license taxes assessed on Tenant's business, utilities exclusively serving the Premises, and all costs of maintenance and repair of the Premises (including, without limitation, air conditioning equipment) and Tenant's fixtures, equipment and personal property whether Tenant incurs such expenses directly or whether Landlord procures the services and incurs the expenses therefore on Tenant's behalf. Tenant agrees to pay as additional rent Tenant's Share of premiums, copayments, and deductibles for insurance maintained by Landlord hereunder, real property taxes levied on the land, building and Common Areas comprising the Shopping Center, utilities not separately metered or otherwise separately billed to tenants, and the costs of maintenance of the roof of the building, the cost of trash collection and other costs of operating and maintaining the Shopping Center not borne separately by Tenant or other tenants (collectively, "Triple Net Expenses") Certain of the Triple Net Expenses are hereinafter described in greater detail.

Tenant's Share (or "prorata percent") shall be that fraction of Triple Net Expenses, the numerator of which is the gross leaseable area in the Premises, and the denominator of which is the gross leasable area of the Shopping Center as constructed from time to time. Landlord may bill Tenant's estimated charges in accordance with Landlord's customary billing practices. Notwithstanding the preceding provisions of this Section 2.04, Tenant's share as to certain expenses may be calculated differently to yield a higher percentage share for Tenant as to certain expenses in the event Landlord permits other tenants in the Shopping Center to incur such expenses directly rather than have Landlord incur the expense in common for the Shopping Center. In such case, Triple Net Expenses incurred by Landlord for a specific tenant or group of tenants shall be equitably allocated among such tenants. Nothing herein shall imply that Landlord will permit Tenant or any other tenant of the Shopping Center to incur Triple Net Expenses. Any such permission shall be in the sole discretion of Landlord, which Landlord may grant or withhold in its sole and absolute judgment.

Section 2.04 (a) - Real Property Taxes and Assessments. Tenant agrees to pay as additional rent Tenant's Share of all "real property taxes" (as hereinafter defined) and assessments which may be levied or assessed by any lawful authority against the subject Shopping Center, including the land and all improvements thereon. Tenant shall pay said taxes within thirty (30) days of receipt from Landlord or its designated agent of a copy of the applicable tax bill and a statement delineating Tenant's Share thereof. Landlord shall have the right to collect and impound such real property taxes from Tenant on a monthly or quarterly basis for Tenant's account based on Landlord's reasonable estimate of real property taxes next due, and Tenant shall pay to Landlord such real property tax impounds upon the basis and at the time hereinbefore described.

The term real property taxes shall be defined to mean all real estate taxes and assessments, both general and special, imposed by any federal, state or local governmental authority, or any other authority having the direct or indirect power to tax, against the land and retail building together with any and all expenses incurred by Landlord in negotiating, appealing or contesting such taxes and assessments. Real property taxes shall include, without limitation, water and sewer rents, landscape maintenance districts, community development district fees, rates and charges (including water and sewer connection and/or hook up charges, excluding, however, such water and sewer charges which are measured by the consumption by the actual user of the item or service for which the charge is made) and other governmental levies and charges of every kind and nature whatsoever, general and special, extraordinary as well as ordinary, foreseen and unforeseen, and each and every installment thereof which shall or may during the Lease term be levied, assessed, imposed, become due and payable, or liens upon the subject Shopping Center or any part thereof or any land, buildings or other improvements therein (as initially constructed or as the same may at any time thereafter be enlarged, reduced or improved), including interest on installment payments. If at any time after the date of this Lease the methods of taxation prevailing at the date of this Lease shall be altered so that in addition to, or in lieu of, or as a substitute for the whole or any part of the real property taxes now levied, assessed or imposed on real estate as such there shall be levied, assessed or imposed (i) a tax, assessment, levy or charge based on the rents received from such real estate, or (ii) a license fee measured by the rents receivable by Landlord for the Retail Shopping Center or any portion thereof, or (iii) a tax or license imposed upon Landlord which is otherwise measured by or based in whole or in part upon the subject Shopping Center or any portion thereof, or (iv) any other tax, levy, imposition, charge or license fee however described, then the same shall be included in the computation of real property taxes. Nothing herein contained shall be construed to include as real property taxes any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax or capital levy that is or may be imposed upon Landlord.

Section 2.04 (b) - Common Area Maintenance. Tenant agrees to pay to Landlord as additional rent Tenant's Share of the costs of maintenance and operation of the Common Areas (as hereinafter defined in Section 7.01 of this Lease). Landlord or its designated agent shall determine the cost of maintenance and operation of the Common Area and Tenant's portion thereof, and shall bill Tenant therefore from time to time as Landlord shall determine, but in any event not less often than annually and no more frequently than monthly. Tenant agrees to pay to Landlord as additional rent, Tenant's Share of expenses incurred pursuant to this Section 2.04 which shall include, but are not limited to, all sums expended in connection with the Common Areas for all general maintenance, repairs, replacements and restoration, resurfacing, painting, restriping, cleaning, sweeping and janitorial services; maintenance and repair of sidewalks, curbs and Shopping Center signs, including any monument sign; building awnings, sprinkler systems, stairways, planting and landscaping, as well as costs associated with the maintenance of landscaping located contiguous to the Center, including maintenance and replacement thereof; lighting and other utilities including, without limitation, gas, water, electricity, directional signs and other markers and bumpers;

maintenance and repair of any fire protection systems, lighting fixtures and systems (including replacement of tubes and bulbs as necessary), storm drainage systems, irrigation systems and any other utility systems; installation, repair and replacement of all security systems and trash compactors or other similar devices; personnel to implement such services including, if Landlord deems necessary, the cost of security guards or devices; Landlord's share of personal property taxes related to the Center and governmental or association charges, fees or assessments of any kind or nature on the facilities (except to the extent payable by Tenant pursuant to other provisions of this Lease); third party management expenses, association fees imposed on Center for traffic mitigation; the cost of any capital improvements made to the Premises or the Shopping Center by Landlord that reduce common area expenses (only to the extent of the actual savings) or the cost of any capital improvements that are required under any governmental law or regulation not applicable to the Shopping Center at the time it was constructed; premiums for public liability, property damage, fire and extended coverage insurance (including "Earthquake Insurance" and "Flood Insurance" if Landlord or Landlord's lender or ground lessor deems such insurance to be necessary or desirable) together with insurance against vandalism, malicious mischief, and any other insurance carried by Landlord on the Common Areas or the Shopping Center, except to the extent payable by Tenant under Article 4 of this Lease; and an allowance to Landlord for Landlord's administration of said Common Areas in an amount equal to fifteen percent (15%) of the total of the aforementioned expenses for each calendar year. With respect to any capital improvement, only the annual amortized portion of such expense shall be included in such year's calculation of Common Area expenses. In addition, any costs associated with Landlord's financing, income taxes costs of improvements for other tenants, realtor commissions and marketing costs shall be excluded from Common Area expenses. The manner and method of operation, maintenance, upkeep and repair shall be at the sole and absolute discretion of Landlord, and all costs in connection therewith incurred by Landlord in good faith shall conclusively and finally bind Tenant.

Section 2.04 (c) Enlargement of Common Area. Should Landlord acquire or make available additional land not shown as part of the Shopping Center on Exhibit "A" and make the same available as Common Areas, the expenses incurred by Landlord in connection with the operation, maintenance, repair and replacement of Common Areas also shall include all of the aforementioned expenses incurred and paid in connection with said additional land (except for the initial costs of developing such additional land), provided the occupants of such land pay a pro-rata share of the Common Area expenses of the Shopping Center.

Section 2.04 (d) - Adjustments to Additional Rent. Within ninety (90) days following the end of Landlord's fiscal year, or as soon thereafter as may be practicable, Landlord shall endeavor to give Tenant a statement showing the total real property taxes and common area maintenance costs and fees for the prior fiscal year and Tenant's Share thereof. In the event the total of the payments which Tenant has made for the prior calendar year are less than Tenant's Share of such actual taxes, costs and fees, then Tenant shall pay the difference in a lump sum within thirty (30) days after receipt of such statement from Landlord. Any overpayment by Tenant shall be credited towards the additional rent next coming due. Landlord or its designated agent shall calculate the anticipated monthly additional rent for the then current year, and notify Tenant thereof in writing, and Tenant shall pay said anticipated additional rent for the then current year on a monthly basis as additional rent. Thereafter, Tenant shall make payments to Landlord pursuant to said written notification until receipt of subsequent notification regarding additional rent from Landlord. Even though the lease term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's share of said additional rent for the year in which this Lease terminates, Tenant shall, within thirty (30) days following such written notice, pay any increase due over the estimated additional rent previously paid and, conversely, any overpayment shall be immediately refunded by Landlord to Tenant.

Section 2.05 - Payment of Security Deposit. Concurrently with the execution of this Lease, Tenant shall deposit with Landlord the sum set forth in the Fundamental Lease Provisions of this Lease as a "Security Deposit." Tenant shall, upon written request from Landlord, deposit additional monies with Landlord so that the total amount of the Security Deposit shall at all times bear the same proportion to the increased Minimum Monthly Rent as the initial Security Deposit bore to the initial Minimum Monthly Rent. Said Security Deposit shall be held by Landlord without liability for interest as security for the faithful performance by Tenant of all of its obligations under this Lease. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the prior written consent of Landlord and any such act on the part of Tenant without such consent shall be without force and effect and shall not be binding upon Landlord. Landlord shall not be required to keep said security deposit separate from its general accounts. No trust relationship is created herein between Landlord and Tenant with respect to said security deposit.

Section 2.05 (a) - Use of Security Deposit. If any of the rental herein reserved or any other sum payable by Tenant to Landlord shall be overdue or paid by Landlord on behalf of Tenant, or if Tenant shall fail to perform any of its other obligations under this Lease, then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply said entire Security Deposit, or so much thereof as may be necessary to compensate Landlord for Minimum Monthly Rental, Additional Rent, or any loss or damage sustained by Landlord as a result thereof, and Tenant shall forthwith upon demand restore said Security Deposit to the original sum deposited. Should Tenant comply with all of said obligations and promptly pay all the rentals when due and all other sums payable by Tenant to Landlord, said Security Deposit shall be refunded in full to Tenant no later than thirty (30) days after Tenant has surrendered possession of the Premises to Landlord at the expiration or earlier termination of the Lease Term. If Landlord claims deductions against the Security Deposit, Landlord shall return any remaining portion to Tenant within such thirty-day period. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, as specified in Section 12.04, the Security Deposit shall be deemed to be applied first to the payment of rental and other charges due Landlord for the earliest periods prior to the filing of such proceedings.

Section 2.05 (b) - Transfer of Security Deposit. Landlord may deliver the funds deposited hereunder by Tenant to the purchaser or assignee of Landlord's interest in the Premises in the event that such interest in transferred and thereupon Landlord shall be discharged from any further liability with respect to such Security Deposit. This Section 2.05 (b) shall also apply to any subsequent transfers of any successor Landlord's interest in the Premises. The holder of a mortgage on property which includes the Premises shall never be responsible to Tenant for the return or application of any such deposit, whether or not such holder succeeds to the position of Landlord hereunder unless such deposits shall have been received by such holder.

Section 2.05 (c) - Interest on Late Payments; Late Charges. If Tenant fails to pay, when the same is due and payable, the Minimum Monthly Rental or any Additional Rent, such unpaid amounts shall bear interest at the rate of ten percent (10%) per annum from the date due to the date of payment and computed on the basis of monthly compounding with actual days elapsed compared to a 360-day year. In addition to such interest, Tenant acknowledges that the late payment by Tenant of any rental installment will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of which are extremely difficult or impracticable to fix. Such costs and expenses will include, without limitation, administrative, collection, processing and accounting costs and expenses. Therefore, if any such installment of rental is not received by Landlord from Tenant by the fifth (5th) calendar day after such rent is due, Tenant shall immediately pay to Landlord a late charge equal to the maximum amount permitted by law (and in the absence of any governing law, ten percent [10%] of such overdue amount). Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss caused by Tenant's nonpayment. Should Tenant pay said late charge but fail to pay contemporaneously therewith all unpaid amounts of Minimum Monthly Rental and Additional Rent, Landlord's acceptance of this late charge shall not constitute a waiver of Tenant's default with respect to Tenant's nonpayment, nor prevent Landlord from exercising all other rights and remedies available to Landlord under this Lease or under law. Tenant shall also reimburse Landlord for any charge levied on Landlord by Landlord's bank for any check returned unpaid by Tenant's bank for any reason other than a defect in Landlord's endorsement thereof. Tenant hereby agrees that if in any twelve (12) month period any of the following events occurs: (a) Tenant is subject to a late charge because of late payment of the monthly installments of Minimum Monthly Rental or (b) Tenant's check is returned unpaid for any reason other than defect in Landlord's endorsement thereof, then the monthly installments of Minimum Monthly Rental for the remainder of the term of the Lease (including any Option Term) shall be payable in advance by cashier's check, commencing on the first day of the month following the second such occurrence.

Section 2.06 - Address for Payments. Tenant shall pay all rental and other payments to Landlord at the address on page 1 or at such place as may from time to time be designated by Landlord in writing.

Section 2.07- Americans with Disabilities Act.

Section 2.07 (a) – CASp Report; ADA Work. On January 28, 2017, the Common Areas underwent an inspection by Afshan Afshar, a Certified Access Specialist (CASp), from which a CASp Report dated January 28, 2017 was prepared (the "CASp Report") a copy of which will be provided to Tenant on written request. Based on the CASp Report, the Landlord may find it necessary or appropriate to make modifications to the Common Areas to comply with the applicable provisions of the Americans With Disabilities Act (the "ADA"), which work will be completed as soon as practically possible. The costs or expenses necessarily incurred by Landlord to bring the Common Areas into compliance with the ADA shall not be reimbursable as Common Area expense.

Section 2.07 (b) - Tenant's ADA Work. Tenant shall be solely responsible to maintain all improvements comprising the Premises in good order and superior condition and repair and to ensure that the Premises comply with all requirements of the ADA and all other governmental permits, codes and regulations now or hereafter applicable to the Premises and/or to Tenant's business operations on the Premises. Landlord and Tenant further agree that Tenant shall be solely responsible to pay all costs of any future CASp study report of the Premises and/or to Tenant's business operations on the Premises. Tenant shall be solely responsible for the cost of making any repairs, replacements or modifications necessary to correct any violations of construction-related accessibility standards within the Premises. Notwithstanding the foregoing, at all times, Landlord shall have the right to contest any alleged ADA-related violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law.

Section 2.07 (c) - Indemnity by Tenant. If Tenant fails to comply with its covenants set forth in this Section 2.07, and Landlord has any fines or assessments levied against it, incurs any losses, damages, costs or expenses (including without limitation attorneys' fees and court costs), pays any damages awarded by a court judgment or pays monies pursuant to an out-of-court settlement or otherwise sustains any loss, cost or expense arising out of or relating due to such failure by Tenant, Tenant hereby agrees to release, indemnify, and hold Landlord and its affiliated entities and individuals harmless for the same and shall reimburse Landlord for such losses, damages, costs, expenses, fines, assessments and/or damages (including Landlord's cost to bring the Premises into compliance with ADA) within ten (10) business days after Tenant's receipt of such demand from Landlord, which demand will be therefor accompanied by reasonable substantiating documentation. Failure of Tenant to timely pay such amount to Landlord will be an event of default under the Lease.

Section 2.07 (d) - CASp Inspections. A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the

subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

ARTICLE THREE
CONDUCT OF BUSINESS BY TENANT

Section 3.01 - Use of Premises. Tenant shall use the Premises solely for the purpose or purposes described in Article 1, and shall operate its business on the Premises using only the exact trade name described in Article 1. At Tenant's sole expense, Tenant shall procure, maintain and hold available for Landlord's inspection all governmental licenses or permits required for the proper and lawful conduct of Tenant's business. Landlord reserves the absolute right to effect such other tenancies in the Shopping Center as Landlord, in the exercise of its sole business judgment, shall determine to best promote the interests of the Shopping Center. Tenant does not rely on the fact nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Shopping Center, or that Tenant will achieve a certain level of profitability at the Premises.

Prior to any change in the use of the Premises, (a) Landlord shall have determined that the requested use is compatible with the Center and the Premises and will not interfere with the businesses conducted by other tenants in the Center (including tenants who have no exclusive uses), (b) Tenant shall have obtained all necessary permits and Licenses for such use and (c) Tenant shall have the knowledge, experience and financial means to conduct such a business.

Section 3.01 (a) - Exclusive Use. Landlord agrees that during the Term and during any validly exercised Option Term, subject to the rights of existing tenants under leases in effect as of June 1, 2017, Tenant shall have the exclusive right (Tenant's "Exclusive Use Right") to operate as a coffee shop offering brewed coffee, expresso, and or tea drinks by-the-cup.

Section 3.02 - Operating Covenants. Tenant covenants and agrees that it will open for business at the Premises as soon as is reasonably practicable, and in no event later than one hundred eighty (180) days after the Delivery Date and that it will thereafter continuously and uninterruptedly (a) operate and conduct within the Premises the business which it is permitted to operate and conduct under the provisions hereof, except while the Premises are untenantable by reason of fire or other casualty, (b) maintain within the Premises an adequate stock of supplies and merchandise, together with sufficient personnel and personal property, to service and supply the usual and ordinary requirements of its customers, and (c) keep the Premises in a neat, clean and orderly condition.

Section 3.03 - Operating Days and Hours. Recognizing that it is in the interests of both Tenant and Landlord to have regulated hours of business for all of the Shopping Center, Tenant agrees that, commencing with the opening for business by Tenant in the Premises and for the remainder of the Lease Term, including any extensions thereof, Tenant shall be open for business continuously, with its exterior signs and advertising displays adequately illuminated, during the usual hours and days on which businesses competitive with or otherwise similar to Tenant's business, located within the same general geographical trade area, are open for business. In the event Tenant ceases to continually operate in the Premises for thirty (30) consecutive days except as a result of casualty, condemnation or remodeling, Landlord shall, in addition to all other rights and remedies available at law or in equity, have the option to terminate this Lease on thirty (30) days written notice to Tenant.

Section 3.04 - Uses Prohibited-Generally. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Shopping Center or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain, or permit any nuisance in, on, or about the Premises. Tenant shall not commit or allow to be committed any waste in or upon the Premises. No portion of the Premises may be used for any of the purposes prohibited by or in contravention of the rules and regulations reasonably promulgated by Landlord from time to time and delivered to Tenant pursuant to Section 9.03 hereof. Tenant shall not interfere with the quiet enjoyment of any other tenant in the Shopping Center.

Section 3.04 (a) - Specific Uses Prohibited. Without in any way limiting the generality of the restrictions and prohibitions respecting the use of the Premises set forth elsewhere in this Article Three, or other restrictions or prohibitions which may be stated or implied elsewhere in this Lease, Tenant further agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises for (i) the sale or display of pornography, nudity, graphic violence, drug paraphernalia, or any goods and/or services which, in the sole discretion of Landlord, are inconsistent with the image of a community or family-oriented shopping center; (ii) as a massage parlor, adult bookstore; (iii) as second-hand store or to conduct an auction, distress, fire, bankruptcy or going-out-of-business sale; (iv) for any purpose that violates the laws of the United States of America or the laws, ordinances, regulations and requirements of the state, county and city where the Shopping Center is located, or of other lawful authorities; and (v) any use which violates the exclusive rights of other tenants in the Center as set forth on Exhibit "C" attached hereto or may exist from time to time in the Center provided Landlord has given Tenant written notice of any such exclusive rights.

Tenant shall not burn trash or rubbish in or about the Premises and shall deposit its trash and rubbish only in those receptacles provided or otherwise approved by Landlord and designated for Tenant's use.

Tenant shall keep the Premises, and every part thereof, in a clean and wholesome condition, free from any objectionable noises, music volumes, odors or nuisances, and shall comply with all health and police regulations in all respects.

Tenant shall not display or sell merchandise or place carts, portable signs, devices or any other objects, outside the defined exterior walls or roof and permanent doorways of the Premises.

Tenant shall not solicit or distribute material in any manner in any of the Common Area or the automobile parking area of the Shopping Center.

Tenant shall at all times keep itself apprised of, and shall strictly comply with, each and every condition and restriction of the sanitation district servicing the Premises relating to the discharge of substances into the sewage system.

Section 3.04 (b) - Conduct Subject to Prior Approval. Tenant shall do none of the things described in this Section 3.04 (b) without first obtaining the written consent of Landlord, which Landlord may give or withhold in Landlord's sole and absolute discretion. Tenant shall not place any trash or rubbish receptacles outside the Premises. Tenant shall not sell merchandise from vending machines or allow any coin or token-operated vending, video, pinball or gaming machines in the Premises. Tenant shall not erect an aerial or antenna on the roof or exterior walls of the Premises without Landlord's prior written consent, and Tenant agrees that Landlord may remove any such aerial or antenna installed without such prior written consent without notice to Tenant, at any time and at Tenant's expense.

Section 3.05 - Deliveries. Tenant shall use its best efforts to complete, or cause to be completed, all deliveries, loading, unloading and services to the Premises prior to 12:00 p.m. Monday through Saturday. There shall be no deliveries on Sundays. Tenant shall not cause, and shall attempt to prevent, any delivery trucks or other vehicles serving the Premises from parking or standing in front of, or at the rear of, the Premises from 10:00 a.m. to 9:00 p.m. of each day. Landlord reserves the right to regulate further the activities of Tenant in regard to deliveries and servicing of the Premises, and Tenant agrees to abide by such further reasonable and nondiscriminatory regulation of Landlord.

Section 3.06 - Use of Sidewalk and Roof. Tenant shall not obstruct the sidewalks adjacent to the Premises or any portion of the common areas by placing any item thereon, including, but without limitation, tables, chairs, newspaper racks, trash receptacles, bicycle stands, weighing machines, vending machines and amusement rides. Tenant shall not use the roof of the building or any mezzanine or canopy within the Premises or elsewhere in the Shopping Center for any purpose whatsoever.

Section 3.07 - Governmental Regulation. Tenant shall, at Tenant's sole cost and expense, comply with all of the requirements, statutes, and ordinances of all county, municipal, state, federal and other governmental authorities having jurisdiction, now in force or which may hereafter be in force, pertaining to the Premises and/or to the conduct of Tenant's business thereon.

Section 3.08 - Use of Shopping Center Name. Tenant agrees that from and after the expiration or earlier termination of the term of this Lease it will not, nor will any person, firm or corporation which controls or is controlled by Tenant, operate under or use in any manner any name that includes the name of the Shopping Center of which the Premises form a part.

Section 3.09 - Signs and Advertising Media. Tenant shall not affix or maintain upon the glass panes or supports of the windows, or within 24 inches of any window, or upon the doors and the exterior walls of the Premises, any signs, advertising placards, banners, names, insignia, trademarks, descriptive material or any other such like item or items except such as shall have first received the written approval of Landlord as to size, type, color, location, copy, nature and display qualities. Tenant shall provide Landlord with drawings of its storefront sign in accordance with the Shopping Center Sign Criteria which Landlord may approve or disapprove in its reasonable discretion. If Landlord fails to approve or disapprove Tenant's proposed signage within twenty (20) days after Landlord's receipt of same, Tenant shall notify Landlord in writing ("Tenant's Second Notice") that the Landlord's failure to approve or disapprove said signs within ten (10) days after Landlord's receipt of Tenant's Second Notice shall constitute Landlord's approval of Tenant's proposed signage. If Landlord fails to disapprove Tenant's proposed signage within said ten (10)-day period, Landlord shall be deemed to have approved Tenant's proposed signage. All signs erected by Tenant shall be at Tenant's sole cost and expense and shall comply with applicable laws and regulations imposed on the Center including any recorded restrictions or covenants as well as any sign program imposed by Landlord. Anything to the contrary in this Lease notwithstanding, Tenant shall not affix any sign to the roof of the Premises. In addition, no advertising medium shall be utilized by Tenant which can be heard or experienced outside the Premises, including, without limiting the generality of the foregoing, flashing lights, searchlights, loudspeakers, phonographs, radios or television. Tenant shall not display, paint or place or cause to be displayed, painted or placed, any handbills, bumper stickers or other advertising devices on any vehicle parked in the parking area of the Shopping Center, whether belonging to Tenant, or to Tenant's agent, or to any other person, nor shall Tenant distribute, or cause to be distributed, in the Shopping Center, any handbills or other advertising devices. Tenant shall be solely responsible for the costs to fabricate, install and repair any such sign panels.

ARTICLE FOUR
INSURANCE

Section 4.01 - Tenant Insurance. Tenant agrees that, from and after the Delivery Date Tenant shall, at Tenant's sole cost and expense during the Lease Term, obtain and maintain in full force and effect insurance upon all glass and plate glass in the Premises, Special Form (FKA All Risk Insurance) including fire and extended coverage (including earthquake insurance if available at commercially reasonable rates

or is otherwise required by Landlord's lender) upon Tenant's merchandise, signage, inventory, equipment, heating, ventilating and air conditioning ("HVAC") equipment, furniture, other personal property, fixtures and all improvements installed in the Premises for the full replacement value thereof, property damage insurance, including sprinkler damage and vandalism and malicious mischief damage and public liability insurance (including liquor law liability insurance if applicable) with respect to the Premises and the business conducted by Tenant and any other persons in the Premises. In the event that there shall be a dispute as to the amount that comprises full replacement value, the decision of Landlord or the mortgagees of Landlord shall be presumptive. In addition, Tenant, at Tenant's sole cost and expense, shall also procure and maintain throughout the Lease Term the following insurance: (A) commercial general liability insurance against claims for bodily injury, personal injury, advertising injury and property damage arising from the Premises, or the use of any portion of the Center by Tenant or any Tenant Parties, and having limits of not less than (i) $3,000,000 per occurrence, (ii) $5,000,000 for the general aggregate (per location), (iii) $2,000,000 for the products and completed operations aggregate, (iv) $1,000,000 for personal and advertising injury liability, (v) $50,000 for fire damage liability, and (vi) $5,000 for medical payments, which minimum limits may be increased if reasonably recommended by Landlord's consultants or other insurance professionals; (B) contractual liability insurance covering all contractual indemnities by Tenant contained in this Lease; (C) business auto liability insurance for ownership, use or maintenance of any automobile with a combined single limit of not less that $2,000,000, if an automobile is used in connection with the operation of Tenant's business; (D) worker's compensation insurance in statutory amounts and limits covering all persons employed in connection with any work done in, on or about the Premises for claims for death or bodily injury that could be asserted against Landlord, Tenant or the Premises; (E) business income and extra expense insurance with limits of at least one hundred percent (100%) of Tenant's gross revenue for a twelve (12) month period; (F) adequate liquor liability insurance, if applicable, protecting both Tenant and Landlord in connection therewith with policy limits acceptable to Landlord, which shall be a minimum of $2,000,000 for each occurrence and in the aggregate; and (G) any other form or forms of insurance as Tenant or Landlord, the mortgagees of Landlord may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs. Any policy proceeds from such insurance shall be held in trust by Tenant for the repair, reconstruction, restoration or replacement of the property damaged or destroyed, unless this Lease shall cease and terminate under the provisions of Article 12.

All policies of insurance provided for in Section 4.01 shall be issued in form acceptable to Landlord by insurance companies with general policyholder's rating of not less than A and a financial rating of Class VIII as rated in the most currently available "Best's Insurance Reports" and qualified to do business in the state in which the Premises is located. With respect to Tenant's property insurance referred to above, Landlord shall be named as a loss payee thereunder. No such policy shall contain a deductible, nor be subject to a self-insurance retention in an amount greater than Twenty-Five Thousand Dollars ($25,000.00). All commercial general liability insurance, property damage or other casualty policies shall be written as primary policies, not contributory or secondary to coverage Landlord may carry. With respect to Tenant's liability insurance, Landlord and any other appropriate parties requested by Landlord in writing shall be named as additional insureds thereunder. Tenant shall furnish Landlord with a certificate of the company issuing the insurance certifying that the same is in full force and effect on the date of Landlord's delivery of possession of the Premises to Tenant and thereafter within ten (10) days prior to the expiration of each such policy. As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. All such policies of insurance shall contain a provision that the company writing said policy will give Landlord at least twenty (20) days' notice in writing in advance of any cancellation or the effective date of any reduction in the amounts of any such insurance policies. All such public liability, property damage and other casualty policies shall be written as primary policies which do not contribute to any policies which may be carried by Landlord. All such public liability and property damage policies shall contain a provision that Landlord, although named as an additional insured or loss payee thereunder, shall nevertheless be entitled to recover under said policies for any loss occasioned to Landlord and any Landlord Parties by reason of Tenant's acts or omissions. Any insurance provided for in Section 4.01 (a) may be effected by a policy of blanket insurance, covering additional items or locations or insureds; provided, however, that the interest of Landlord shall be as fully protected thereby as if Tenant obtained individual policies of insurance the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance and the requirements set forth herein are otherwise satisfied. Tenant's failure to comply with the foregoing requirements shall constitute an Event of Default (as defined herein) hereunder. In addition to the remedies provided in Article 18 of this Lease, Landlord may, but is not obligated to, obtain such insurance and Tenant shall pay to Landlord upon demand as additional rental, the premium cost thereof plus interest at the maximum lawful non-usurious rate from the date of payment by Landlord until paid by Tenant.

Section 4.02 - Landlord's Insurance. Landlord shall obtain and maintain throughout the Term property insurance that shall include the Premises and the Center (excluding Improvements and Personal Property from time-to-time located on the Premises and the premises of all other tenants in the Center) insuring against risks of direct physical loss or damage written by insurance companies licensed to do business in the state of California (or such other state in which Landlord's principal business office is located), together with such other insurance, and in such amounts, covering such other risks as Landlord may from time-to-time determine in its reasonable judgment, including, without limitation (if Landlord so elects), Commercial General Liability insurance and insurance against earthquake, flood and rental loss. Any insurance procured by Landlord under this Section may be included in a policy or policies of blanket insurance covering additional items or locations or insureds, provided that the requirements of this Section are otherwise satisfied.

Section 4.03 - Fire Insurance and Fire Insurance Premiums. Tenant agrees that it will not keep, use,

sell, or offer for sale, in or about the Premises, any article which may be prohibited by the fire insurance policy and/or any other insurance policy then in effect covering the Premises and/or any other building or premises in the Shopping Center or any of its contents. In the event Tenant's occupancy causes any increase of premium or cancellation of the fire and/or any other insurance policy covering the Shopping Center or any part thereof above the rate for the least hazardous type of occupancy legally permitted in the Premises, Tenant shall pay the additional premium on the fire and/or casualty insurance policy by reason thereof. Tenant shall also pay in such event any additional premium on the rent loss insurance policy that may be carried by Landlord for its protection against rent lost through fire. Bills for such additional premiums shall be rendered by Landlord to Tenant at such times as Landlord may elect, and shall be due from and payable by Tenant when rendered and the amount thereof shall be deemed to be and paid as additional rent as hereinbefore provided.

Section 4.04 - Exemption of Landlord and Management Company from Liability. Neither Landlord nor its designated management company shall be liable for injury to Tenant's business for loss of income therefrom or for damage which may be sustained by the person or property of Tenant, its employees, invitees, customers, agents or contractors, or any other person in or about the Premises caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures of the same whether said damage or injury result from conditions arising upon the Premises or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing same is inaccessible to Tenant. Neither Landlord nor its designated management company shall be liable for any damages arising from any intentional or negligent act of any other tenant of the Shopping Center.

Section 4.05 - Waiver of Subrogation. The parties release each other, and their respective authorized representatives, from any claims for damage to any person or to the Premises and the building and other improvements located thereon, and to the fixtures, personal property, Tenant's improvements, and alterations of either Landlord or Tenant in or on the Premises and the building and other improvements in which the Premises are located that are caused by or result from risks insured against under any insurance policies carried by the parties and in force at the time of any such damage. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right to recovery by way of subrogation against either party in connection with any damage covered by any policy. Neither party shall be liable to the other for any damage caused by fire or any other risks insured against under any insurance policy required by this Lease. If an insurance policy cannot be obtained with a waiver of subrogation or is obtainable only by the payment of an additional premium charge above that charged by insurance companies issuing policies without wavier of subrogation, the party undertaking to obtain the insurance shall notify the other party of this fact. The other party shall have a period of ten (10) days after receiving the notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will carry the insurance with a waiver of subrogation, or to agree to pay the additional premium if such a policy is obtainable at additional cost. If the insurance cannot be obtained or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium charge, the other party is relieved of the obligation to obtain a waiver of subrogation rights with respect to the particular insurance involved.

Section 4.06 - Indemnification; Covenant to Hold Harmless. Tenant covenants, to the extent permitted by applicable law, to indemnify Landlord, its partners, representatives, agents and employees, and save them harmless (except for the loss or damage resulting solely from the intentional misconduct or gross negligence of Landlord) from and against any and all claims, actions, damages, liability and expense, including attorney's fees, in connection with all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the Premises or the occupancy or use by Tenant of the Premises or any part thereof, or arising from or out of Tenant's failure to comply with any provision of this Lease or occasioned wholly or in part by any act or omission of Tenant, its concessionaires, agents, contractors, suppliers, employees, servants, customers or licensees, notwithstanding the alleged negligence of Landlord and/or its designated agents. For the purpose hereof, the Premises shall include the service areas adjoining the same and the loading platform area allocated to the use of Tenant. In case Landlord or any other party so indemnified shall, without fault, be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold them harmless and shall pay all costs, expenses and reasonable attorney's fees incurred or paid by them in connection with such litigation.

ARTICLE FIVE
CONSTRUCTION OF LEASED PREMISES

Section 5.01 - Landlord and Tenant Improvements. Landlord agrees to deliver to Tenant, and Tenant agrees to accept from Landlord, possession of the Premises in its "as is" condition.

Section 5.02 - Right to Adjust Site Plan. The purpose of the Site Plan attached hereto as Exhibit "A" is to show the approximate location of the Premises. Landlord reserves the right at any time to relocate, vary, and adjust the size of the various buildings, the location of any tenant, automobile parking areas, and other common areas as shown on said site plan provided however that any such relocation or adjustment will not adversely impact Tenant's business, parking or access. Landlord also reserves the right to construct other buildings or improvements in the Shopping Center from time to time and to make alterations thereof or additions thereto and to build additional stories on any such building or buildings and to build adjoining same provided however that any such alteration will not adversely impact Tenant's business, parking or access. Tenant agrees that Tenant will not, through any act or omission on the part of Tenant, in any way hinder, impede, or frustrate the efforts of the Landlord in commencing and/or completing such alterations, additions, remodeling or refurbishing in a timely fashion. Easements for light and air are not included in the leasing of the Premises to Tenant. Landlord further reserves the exclusive

right to the roof except as provided in this Lease.

ARTICLE SIX
UTILITIES

Tenant shall be solely responsible for and shall promptly pay all charges for water, gas, heat, light, power, telephone, sewage, air conditioning and ventilating, janitorial, landscaping and all other materials, utilities and services used or consumed upon the Premises. Should Landlord elect to supply water, gas, heat, electricity or any other utility used or consumed upon the Premises, Tenant agrees to purchase and pay for same as additional rent apportioned by Landlord as provided in Section 2.04 hereof, provided the cost of such services are provided at commercially reasonable rates. Except for Landlord's gross negligence, Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service being furnished to the Premises, and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold any rent or any other sums due under the terms of this Lease.

ARTICLE SEVEN
PARKING AND COMMON USE AREAS AND FACILITIES

Section 7.01 - Control of Common Areas by Landlord. All automobile parking areas, driveways, entrances and exits thereto, and other facilities furnished by Landlord in or near the Shopping Center, including parking areas, the truck way or ways, loading docks, package pick-up stations, sidewalks and ramps, landscaped areas, exterior stairways, first-aid stations, comfort stations and other areas and improvements provided by Landlord for the general use, in common, of tenants, their officers, agents, employees and customers shall at all times be subject to the exclusive control and management of Landlord (collectively, "Common Areas"). Tenant shall take no action whatsoever to prevent any person or entity not entitled to use the parking area or any other part of the Common Area from using the parking area or any other part of the Common Area other than to notify Landlord of such unauthorized use. Upon such notification, Landlord shall have sole authority to determine what enforcement action should be taken and take such enforcement action as Landlord deems appropriate. In the event that any owner, officer, employee, contractor or agent of Tenant takes any enforcement action other than notifying Landlord thereof. Tenant shall indemnify Landlord for any claim, lawsuit, costs, or damages sustained by Landlord arising from the actions of any owner, officer, employee, contractor or agent of Tenant to prevent any unauthorized person or entity from using the parking area or any other part of the Common Area other than notifying Landlord of such unauthorized use. The foregoing shall not bar Tenant from reporting to a law enforcement agency any criminal activity within the Center beyond mere presence in the Center which activity may cause injury to persons or property or may significantly disrupt Tenant's business. Landlord shall have the right to construct, maintain and operate lighting facilities on all said areas and improvements, to police the same, from time to time to change the area, level, location and arrangement of parking areas and other facilities hereinabove referred to, to restrict parking by tenants, their officers, agents and employees to employee parking areas, to enforce parking charges (by operation of meters or otherwise), with appropriate provisions for free parking ticket validating by Tenant, to close all or any portion of said areas or facilities to such extent as may, in the opinion of Landlord's counsel, be legally sufficient to prevent a dedication thereof or the accrual of any right to any person or the public therein, to close temporarily all or any portion of the parking areas or facilities, to discourage non-customer parking, and to do and perform such other acts in and to said areas and improvements as, in the use of good business judgment, Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by Tenant, its officers, agents, employees and customers. Landlord will operate and maintain the Common Areas referred to above in such manner as Landlord, in its sole discretion, shall determine from time to time. Without limiting the scope of such discretion, Landlord shall have the full right and authority to employ all personnel pertaining to and necessary for the proper operation and maintenance of the Common Areas and facilities.

Section 7.02 - Changes to Common Areas. Landlord shall have the right, in Landlord's sole discretion, from time to time:

(a) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways; provided Landlord does not materially and adversely affect the visibility or access to the Premises.

(b) To close temporarily any of the Common Areas for maintenance purposes, so long as reasonable access to the Premises remains available;

(c) To designate other land outside the boundaries of the Shopping Center to be a part of the Common Areas;

(d) To add additional buildings and improvements to the Common Areas;

(e) To use the Common Areas while engaged in making additional improvement, repairs or alterations to the Shopping Center, or any portion thereof;

(f) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Shopping Center as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

ARTICLE EIGHT
FIXTURES, ALTERATIONS, AND IMPROVEMENTS

Section 8.01 - Tenant's Right to Make Alterations. Landlord agrees that Tenant may, at its own expense and after giving Landlord notice in writing of its intention to do so, from time to time during the term hereof to make alterations, additions and changes in and to the interior of the Premises (except those of a structural nature) as it may find necessary or convenient for its purposes, provided that the value of the Premises is not thereby diminished, and provided, however, that no alterations, additions or changes costing in excess of Two Thousand Dollars ($2,000) may be made without first procuring the approval in writing of Landlord which approval shall not be unreasonably withheld or delayed. It shall be deemed reasonable for Landlord to condition any such approval upon Tenant providing a completion guarantee or other security protecting the interest of Landlord. In addition, no alterations, additions or changes shall be made to any store front, the exterior walls or roof of the Premises, nor shall Tenant erect any mezzanine or increase the size of same, if one be initially constructed, without the prior written approval of Landlord. In no event shall Tenant make or cause to be made any penetration through the roof of the Premises without the prior written approval of Landlord. Tenant shall be directly responsible for any and all damages resulting from any violation of the provisions of this section. All alterations, additions, improvements or changes to be made to the Premises which require the approval of Landlord shall be under the supervision of a competent architect or competent licensed structural engineer and made in accordance with plans and specifications with respect thereto, approved in writing by Landlord before the commencement of the work, where such approval is required pursuant to the provisions of this section. In addition to the approval of the plans and specifications as herein described, Tenant shall further submit the names of all contractors and other entities utilized to make alterations to the Premises to Landlord for approval thereof in writing prior to the commencement of work. All work with respect to any alterations, additions, and changes must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Upon completion of such work, Tenant shall file for record in the Office of the County Recorder where the Shopping Center is located a Notice of Completion as permitted by law. Upon termination of Tenant's leasehold estate such alterations, additions or changes shall be considered as improvements and shall not be removed by Tenant but shall become a part of the Premises. Any such changes, alterations and improvements shall be performed and done strictly in accordance with the laws and ordinances relating thereto. In performing the work of any such alterations, additions or changes, Tenant shall have the work performed in such a manner as not to obstruct the access to the Premises of any other tenant in the Shopping Center. All such changes, alterations and improvements shall be performed in accordance with the provisions of Exhibit B hereof.

In the event that Tenant shall make any permitted alterations, additions or improvements to the Premises under the terms and provisions of this Section 8.01, Tenant agrees to carry such insurance as required by Article Four covering any such alteration, addition or improvement, it being expressly understood and agreed that none of such alterations, additions or improvements shall be insured by Landlord under such insurance as it may carry, nor shall Landlord be required under any provisions for reconstruction of the Premises to reinstall any such alterations, improvements or additions.

Section 8.02 - Mechanics' Liens. Tenant agrees that it will pay or cause to be paid all costs for work done by it or caused to be done by it on the Premises, and Tenant will keep the Premises free and clear of all mechanics' liens and other liens on account of work done for Tenant or persons claiming under it. Tenant agrees to and shall indemnify, defend and save Landlord free and harmless against liability, loss, damage, costs, attorneys' fees and all other expenses on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for Tenant or persons claiming under Tenant.

If Tenant shall desire to contest any claim of lien, it shall furnish to Landlord adequate security of the value or in the amount of the claim, plus estimated costs and interest, or a bond of a responsible corporate surety in such amount conditioned on the discharge of the lien. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant shall pay and satisfy the same at once.

If Tenant shall be in default in paying any charge for which a mechanics' lien claim and suit to foreclose the lien have been filed, and shall not have given Landlord security to protect the property and Landlord against such claim of lien, Landlord may (but shall not be required to) pay the said claim and any costs, and the amount so paid, together with reasonable attorneys' fees incurred in connection therewith, shall be immediately due and owing from Tenant to Landlord, and Tenant shall pay the same to Landlord with interest at the maximum lawful rate from the date(s) of Landlord's payment(s).

Should any claims of lien be filed against the Premises or any action affecting the title to such property be commenced, the party receiving notice of such lien or action shall forthwith give the other party written notice thereof.

Landlord or its representatives shall have the right to go upon and inspect the Premises at all reasonable times and shall have the right to post and keep posted thereon notices of non-responsibility, or such other notices which Landlord may deem to be proper for the protection of Landlord's interest in the Premises. Tenant shall, before the commencement of any work which might result in any such lien, give to Landlord written notice of its intention to do so in sufficient time to enable the posting of such notices.

Section 8.03 - Fixtures and Personal Property. Any trade fixtures, signs and other personal property of Tenant not permanently affixed to the Premises shall remain the property of Tenant and Landlord agrees that Tenant shall have the right, provided Tenant be not in default under the terms of this Lease, at any time, and from time to time, to remove any and all of its trade fixtures, signs and other personal property which it may have stored or installed in the Premises, including, but not limited to, counters, shelving,

showcases, mirrors and other moveable personal property. Nothing contained in this section shall be deemed or construed to permit or allow Tenant to remove so much of such personal property, without the immediate replacement thereof with similar personal property of comparable or better quality, as to render the Premises unsuitable for conducting the type of business specified herein. Tenant at its expense shall immediately repair any damage occasioned to the Premises by reason of the removal of any such trade fixtures, signs, and other personal property, and upon the last day of the lease term or a date of earlier termination of this Lease, shall leave the Premises in a neat and clean condition, free of debris. All trade fixtures, signs, and other personal property installed in or attached to the Premises by Tenant must be new when so installed or attached.

All improvements to the Premises by Tenant, including, but not limited, to light fixtures, floor coverings and partitions, but excluding trade fixtures and signs, shall become the property of Landlord upon expiration or earlier termination of this Lease.

Tenant shall be responsible for and pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation, as well as upon its trade fixtures, leasehold improvements, (including, but not limited to, those Tenant is required to make in accordance with the provisions of Exhibit "B" hereof), any leasehold interest, merchandise and other personal property in on or upon the Premises. In the event any such items of property are assessed with property of Landlord, then, and in such event, such assessment shall be equitably divided between Landlord and Tenant to the end that Tenant shall pay only its equitable proportion of such assessment. Landlord shall determine the basis of prorating any such assessments and such determination shall be binding upon both Landlord and Tenant. No taxes, assessments, fees or charges referred to in this section shall be considered as taxes under the provisions of Section 2.04 (a) hereof.

ARTICLE NINE
MAINTENANCE OF LEASED PREMISES

Section 9.01 - Maintenance by Tenant. Tenant shall at all times keep the Premises (including maintenance of exterior entrances, all glass and window moldings) and all partitions, doors, door jambs, door closers, door hardware, fixtures, equipment and appurtenances thereof (including electrical, lighting, heating, plumbing, plumbing fixtures and any air conditioning system, including leaks around ducts, pipes, vents, or other parts of the air conditioning, heating, or plumbing systems which protrude through the roof and signage) in good order, condition and repair including replacements.

Tenant shall contract with a service company for the regular (not less frequently than quarterly) maintenance of heating and air conditioning equipment in the Premises. Alternatively, Landlord shall have the right to contract for such maintenance and may include the cost thereof as part of the reimbursable Common Area expenses. All glass, both exterior and interior, is the sole risk and responsibility of Tenant, and any glass broken shall be promptly replaced by Tenant with glass of the same kind, size and quality.

Tenant acknowledges that there is no common grease interceptor or trap in the Shopping Center and Landlord shall have no obligation to install such equipment.

If Tenant refuses or neglects to maintain the Premises as required hereunder, and to the reasonable satisfaction of Landlord or its designated agent as soon as reasonably possible after written demand, Landlord may perform such repairs without liability to Tenant for any loss or damage that may accrue to Tenant's merchandise, fixtures, or other property, or to Tenant's business by reason thereof. Upon the completion of any such repair or upon the completion by the Landlord of a structural repair caused in whole or in part by the negligent acts or omissions of Tenant, Tenant shall pay Landlord's costs for making such repairs plus fifteen percent (15%) for overhead upon presentation of the bill therefore. Such statements shall include interest at the maximum annual rate allowed by law on the costs so reflected from the date of the billing until the date paid by Tenant.

If the Term, including any renewal options, is longer than five (5) years, Landlord may, upon written notice ("Refurbishment Notice") to Tenant given at any time following the fourth (4th) anniversary of the Rental Commencement Date, require Tenant, at Tenant's sole cost and expense, to refurbish the Premises as necessary to maintain the Premises in a like-new first-class condition ("Refurbishment"). The extent of such Refurbishment shall be reasonably specified by Landlord in the Refurbishment Notice and may include, without limitation, new floor coverings, new wall coverings, repainting the Premises and installing new or like-new trade fixtures. The Refurbishment shall be performed by Tenant in accordance with the provisions of this Section 9.01 and shall be completed within six (6) months following the date Landlord delivers the Refurbishment Notice to Tenant.

Section 9.02 - Surrender of Premises. At the expiration of the tenancy hereby created, Tenant shall surrender the Premises in the same condition as they were upon delivery of possession thereof under this Lease, reasonable wear and tear excepted, and damage by unavoidable casualty excepted to the extent that the same is covered by Tenant's insurance policy with broad form extended coverage endorsement, and shall surrender all keys for the Premises to Landlord or its designated agent at the place then fixed for the payment of rent and shall inform Landlord or its designated agent of all combinations on locks, safes and vaults, if any, in the Premises. Tenant may remove all its trade fixtures, including vaults, from the Premises at the expiration of lease term. Before surrendering the Premises, Tenant shall remove all signs and improvements made to the Premises and shall repair any damage caused by removal of said signs, trade fixtures, alterations and improvements. Such repairs, to be performed in a manner satisfactory to Landlord, shall include, but not be limited to, the following: cap all plumbing, cap all electrical wiring, repair all holes in walls, restore damaged floor and/or ceiling tiles, and clean Premises thoroughly. Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

The voluntary or other surrender of this Lease by Tenant, or mutual cancellation thereof, shall not work a merger but shall, at the option of Landlord, terminate any or all existing subleases or subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.

Section 9.03 - Rules and Regulations. Tenant shall faithfully observe and comply with such reasonable rules and regulations that Landlord may from time to time promulgate and/or modify relating to the use and operation of the Shopping Center, including but not limited to the common areas as described in Section 7.01 of this Lease, and/or protection of the improvements of the Shopping Center. The rules and regulations shall be binding upon Tenant upon delivery of a copy of same to Tenant. Landlord shall not be responsible to Tenant for the non-performance of any of said rules and regulations by any other tenants or occupants of the Shopping Center. Such rules and regulations shall apply and be enforced as to all tenants in the Shopping Center on a uniform basis.

Section 9.04 Landlord's Maintenance Obligations. Subject to Section 9.01, Landlord shall keep and maintain in good and tenantable condition and repair and replace as necessary the roof structure, roof membrane, exterior walls, structural parts and structural floor of the Premises; provided, however, that Landlord shall not be required to make any repairs necessitated by reason of the negligence or willful misconduct of Tenant, its servants, agents, employees or contractors, or anyone claiming under Tenant, or by reason of the failure of Tenant to perform or observe any conditions or agreements in this Lease contained, or caused by alterations, additions or improvements made by Tenant or anyone claiming under Tenant. The cost of all such work shall be included as a Common Area expense, provided however to the extent any such expense is categorized as a "capital expense", only the annual amortized portion of such expense shall be included in such year calculation of common area expenses. Notwithstanding any other provisions of this Lease, Landlord may from time to time provide periodic painting to the exterior of the Premises as part of the Common Area maintenance pursuant to Section 2.04 of this Lease, and the same shall be paid by Tenant as provided therein. Landlord shall not be liable to Tenant for failure to make repairs as herein specifically required of it unless Tenant has previously notified Landlord, in writing, of the need for such repairs, and Landlord has failed to commence and complete said repairs within sixty (60) days following receipt of Tenant's written notification.

ARTICLE TEN
DAMAGE AND DESTRUCTION

Section 10.01 - Notice by Tenant. Tenant shall give immediate notice to Landlord in case of fire or accidents in the Premises or of defects therein or in any fixtures or equipment. However, such notices, or any occurrence giving rise thereto, shall not impose any duty on Landlord except as otherwise expressly provided herein.

Section 10.02 - Destruction of the Leased Premises and the Shopping Center. In the event that the Premises or other buildings in the Shopping Center ("Other Buildings") are damaged by fire or other peril covered by fire and extended coverage insurance, for which damage the cost of repair is less than thirty-three and one-third percent (33-1/3%) of the cost of replacement of the Premises or the Other Buildings, as applicable, the damage shall be promptly repaired by Landlord at Landlord's expense, provided that Landlord shall not be obligated to expend for such repair an amount in excess of the insurance proceeds recovered as a result of such damage, nor shall Landlord be required to repair damage resulting from Tenant's negligence, and in no event shall Landlord be required to repair or replace Tenant's stock in trade, fixtures, improvements, furniture, furnishings, and equipment. In the event of any damage to the Premises, and if:

(a) Landlord is not required to repair as hereinabove provided, or

(b) The Premises or the Other Buildings shall be damaged to such an extent that the cost of repair for the Premises or the other Buildings in the aggregate shall be thirty-three and one-third percent (33-1/3%) or more of the cost of the replacement of the Premises or the other Buildings in the aggregate.

Landlord may elect either to repair or rebuild the Premises and the Other Buildings, or to terminate this Lease upon giving notice of such election in writing to Tenant within sixty (60) days after the occurrence of the event causing the damage. Nothing is this Section 10.02 shall be construed as a limitation of Tenant's liability for such occurrence should such liability otherwise exist.

Section 10.03 - Abatement of Rent. If damage to the Premises or repairing or rebuilding of the Premises after such damage shall render the Premises untenantable in whole or in part, and Landlord shall repair such damage pursuant to the provisions of this Article Ten, then a proportionate abatement of the monthly minimum rent shall be allowed from the date when such damage occurs until the date Landlord completes its repairs. The proportionate abatement shall be computed on the basis of the relation which the gross square foot area of space rendered untenantable bears to the total floor space of the Premises. If Landlord is required or elects to repair the Premises as herein provided, Tenant shall promptly repair or replace its stock in trade, improvements, fixtures, furniture, furnishings and equipment, and if Tenant has closed, Tenant shall promptly reopen for business.

Section 10.04 - Tenant's Waiver of Certain Civil Code Provisions. Tenant hereby waives any rights it may have under the provisions of any code or statute in effect regarding repair and termination after destruction of part or all of the Premises.

ARTICLE ELEVEN
EMINENT DOMAIN, CONDEMNATION, AND RETROACTIVE BUILDING CODE CHANGES

Section 11.01 - Eminent Domain; Condemnation. In the event the entire Premises shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease shall terminate and expire as of the date of such taking, and the Tenant shall thereupon be released from any liability thereafter accruing hereunder.

In the event that there shall be a taking of any portion of the Premises under the power of eminent domain by any public or quasi-public authority, which has the result that the remainder of the Premises is not one undivided parcel of property, or which has the result that the Premises are no longer reasonably suited for the purposes contemplated by this Lease, either Landlord or Tenant shall have the right to terminate this Lease as of the date Tenant is required to vacate a portion of the Premises upon giving notice in writing of such election within thirty (30) days after receipt by the Tenant from Landlord of written notice that said Premises have been so appropriated or taken. In the event of such termination, both Landlord and Tenant shall thereupon be released from any liability thereafter accruing hereunder. Landlord agrees immediately after learning of any appropriation or taking to give to Tenant notice in writing thereof.

If this Lease is terminated in either manner hereinabove provided, Landlord shall be entitled to the entire award or compensation in such proceedings, but the rent and other charges for the last month of Tenant's occupancy shall be prorated and Landlord agrees to refund to Tenant any rent or other charges paid in advance. Tenant's right to receive compensation or damages for its fixtures, personal property and relocation expenses shall not be affected in any manner hereby.

For the purposes of this Article Eleven, a voluntary sale or conveyance in lieu of condemnation, but under threat of condemnation, shall be deemed an appropriation or taking under the power of eminent domain.

In the event of any taking under the power of eminent domain which does not terminate this Lease as aforesaid, all of the other provisions of this Lease shall remain in full force and effect, except that the Minimum Monthly Rent only shall be reduced in the same proportion that the amount of floor area of the Premises taken bears to the floor area of the Premises immediately prior to such taking, and Landlord shall, to the extent of the condemnation award, at Landlord's own cost and expense, restore such part of Landlord's Work in the Premises described in Exhibit "B" as is not taken to as near its former condition as the circumstances will permit, and Tenant shall do likewise with respect to such part of Tenant's Work as is not taken.

Section 11.02 - Retroactive Building Code Changes. If at any time during the term of this Lease (including any option period or extension hereof) any applicable building code or other ordinance, statute, rule or regulation shall be imposed by any governmental authority, or any agency thereof, such as to require that the Premises, the Shopping Center, or any part thereof be redesigned, reconstructed, reinforced, or otherwise structurally changed or enhanced (whether for reasons relating to fire, flood, earthquake or otherwise), and if, in Landlord's reasonable estimation, the cost of such improvement is commercially impracticable or otherwise unwarranted in light of the then value of the Premises to be improved (excluding the land), Landlord may, at Landlord's sole option, elect not to make such improvements and to terminate this Lease. If Landlord elects to make such improvements, any costs and expenses incurred by Landlord in improving the Common Areas shall be reimbursable as Common Areas expenses and any expenses and costs incurred by Landlord in improving the Premises will be wholly reimbursed by Tenant. This Section 11.02 in no way limits or relieves Tenant of its obligations regarding the maintenance of the Premises set forth in this Lease, including maintaining the Premises in compliance with all law and regulations.

ARTICLE TWELVE
DEFAULT

Section 12.01 - Default of Tenant. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant:

(a) Any failure by Tenant to pay the rent or any other monetary sums required to be paid hereunder within five (5) days following written notice from Landlord;

(b) The abandonment or vacation of the Premises by Tenant;

(c) A failure by Tenant to observe and perform any other provision of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of such default is such that the same cannot reasonably be cured within such thirty (30) day period, Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion.

Section 12.02 - Remedies of Landlord. In the event of any such material default or breach by Tenant, Landlord may at any time thereafter, with or without notice and demand and without limiting Landlord in the exercise of any right or remedy at law or in equity which Landlord may have by reason of such default or breach:

(a) Maintain this Lease in full force and effect and recover the rent and other monetary charges as they become due, without terminating Tenant's right of possession, irrespective of whether Tenant shall have abandoned the Premises. In the event Landlord elects not to terminate the Lease, Landlord shall have the

right to attempt to re-let the Premises at such rent and upon such conditions and for such a term, and to do all acts necessary to maintain or preserve the Premises as Landlord deems reasonable and necessary without being deemed to have elected to terminate the Lease, including removal of all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of, Tenant. In the event any such re-letting occurs, this Lease shall terminate automatically upon the new tenant taking possession of the Premises. Notwithstanding that Landlord fails to elect to terminate the Lease initially, Landlord at any time during the term of this Lease may elect to terminate this Lease by virtue of such previous default of Tenant.

(b) Terminate Tenant's right to possession by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default including, without limitation thereof, the following: (i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus, (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that is proved could have been reasonably avoided; plus, (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that is proved could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligation under the Lease or which in the ordinary course of things would be likely to result therefrom including but not limited to any reasonable costs or expenses incurred by Landlord in (a) retaking possession of the Premises, including reasonable attorneys' fees thereof; (b) maintaining or preserving the Premises after such default; (c) preparing the Premises for reletting to a new tenant, including repairs or alterations to the Premises for such reletting; (d) leasing commissions applicable to the period of time under the new lease that is equal to the then balance of this Lease; or (e) any other costs necessary or appropriate to relet the Premises; plus (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable state law. Upon any such re-entry, Landlord shall have the right to make any reasonable repairs, alterations or modifications to the Premises, which Landlord in its sole discretion deems reasonable and necessary. As used in subparagraphs (i) and (ii) above, the "worth at the time of award" is computed by allowing interest at the highest rate permitted by applicable law. As used in subparagraph (iii) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the U.S. Federal Reserve Bank at the time of award plus one (1%) percent. The term "rent," as used in this Article Twelve, shall be deemed to be and to mean the rent to be paid pursuant to Article Two and all other monetary sums required to be paid by Tenant pursuant to the terms of this Lease.

(c) Landlord and/or its designated agent, may, as attorney-in-fact for Tenant enter the Premises and remove therefrom all persons and property (and Landlord is hereby irrevocably appointed attorney-in-fact for Tenant, with power of substitution, for such purposes and all others set forth in this clause [d]). Such property may be stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and may be sold by Landlord by public or private sale, without notice to or demand upon Tenant, if said property is stored for thirty (30) days or more and Tenant has not paid the entire cost of storage.

Section 12.03 - Bankruptcy or Insolvency of Tenant. The occurrence of any of the following shall constitute a material default and breach of this lease by Tenant: the making by Tenant of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days.

Section 12.04 - Tenant's Interest Not Transferable. Neither Tenant's interest in this Lease, nor any estate hereby created in Tenant nor any interest herein or therein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law except as may specifically be provided pursuant to the Federal Bankruptcy Code.

Section 12.04 (a) - Termination. In the event the interest or estate created in Tenant hereby shall be taken in execution or by other process of law, or if Tenant's Guarantor, if any, or its executors, administrators, or assigns, if any, shall be adjudicated insolvent or bankrupt pursuant to the provisions of any State Act or the Federal Bankruptcy Code, or if Tenant is adjudicated insolvent by a Court of competent jurisdiction other than the United States Bankruptcy Court, or if a receiver or trustee of the property of Tenant or Tenant's Guarantor, if any, shall be appointed by reason of the insolvency or inability of Tenant or Tenant's Guarantor, if any, to pay its debts, or if any assignment shall be made of the property of Tenant or Tenant's Guarantor, if any, for the benefit of Creditors, then and in any such events, this Lease and all rights, but not the duties or obligations, of Tenant hereunder, at the option of Landlord, shall automatically cease and terminate with the same force and effect as though the date of such event were the date originally set forth herein and fixed for the expiration of the term, and Tenant shall vacate and surrender the Premises but shall remain liable as herein provided.

Section 12.04 (b) - Tenant's Obligation to Avoid Creditor's Proceedings. Neither Tenant nor Tenant's Guarantor, if any, shall cause or give cause for the appointment of a trustee or receiver of the assets of Tenant or Tenant's Guarantor, if any, nor shall either of them make any assignment for the benefit of creditors, or become or be adjudicated insolvent. The allowance of any petition under insolvency law except under the Federal Bankruptcy Code or the appointment of a trustee or receiver of Tenant or Tenant's Guarantor, if any, or of the assets of either of them, shall be conclusive evidence that Tenant

caused, or gave cause therefore, unless such allowance of the petition, or the appointment of a trustee or receiver, is vacated within thirty (30) days after such allowance or appointment. Any act described in this section shall be deemed a material breach of Tenant's obligations hereunder, and this Lease shall thereupon automatically terminate. Landlord does, in addition, reserve any and all other remedies provided in this Lease or in law.

Section 12.04 (c) - Rights and Obligations Under the Federal Bankruptcy Code.

(i) Upon the filing of a petition by or against Tenant under the Federal Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed agree as follows: (a) to perform each and every obligation of Tenant under this Lease including, but not limited to, conforming to the manner of operation of the business as provided in Section 3.03 of this Lease until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (b) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all minimum rental and other charges otherwise due pursuant to this Lease and to pay percentage rental monthly at the percentage set forth in this Lease for the lease year in which such month falls on all sales during such month less minimum rent actually paid in such month and in no event shall the percentage rent payable in any month hereunder be less than the average percentage rent paid in the 12 months immediately preceding the filing of such petition; payment of all such percentage rental to be made by the tenth (10th) of the succeeding month; (c) to reject or assume this Lease within sixty (60) days of the filing of such petition under Chapter 7 of the Federal Bankruptcy Code or within one hundred twenty (120) days (or such shorter term as Landlord, in its sole discretion, may deem reasonable so long as notice of such period is given) of the filing of a petition under any other Chapter; for purposes of this Section 12.04 (c), it shall be conclusively presumed that the time periods set forth herein constitute a reasonable period of time within which to determine whether to reject or assume this Lease, and it shall be the burden of Tenant or the trustee to overcome this presumption; (d) to give Landlord at least forty-five (45) days prior written notice of any proceedings relating to any assumption of this Lease; (e)to give at least thirty (30) days prior written notice of any abandonment of the Premises, such abandonment to be deemed a rejection of this Lease; (f) to do all other things of benefit to Landlord or otherwise required under the Federal Bankruptcy Code; (g) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; (h) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same.

(ii) No default of this Lease by Tenant, either prior to or subsequent to the filing of such a petition, shall be deemed to have been waived unless expressly done so in writing by Landlord.

(iii) It is understood and agreed that this is a Lease of real property in a shopping center as such a lease is described in Section 365(b) (3) of the Federal Bankruptcy Code.

(iv) Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of assumption and/or assignment are the following: (a) the cure of any monetary defaults and the reimbursement of pecuniary loss within not more than thirty (30) days of assumption and/or assignment; and (b) the deposit of an additional sum equal to three (c) months' rental to be held pursuant to the terms of Section 2.05 of this Lease concurrently with assumption and/or assignment; and (3) the use of the Premises as set forth in Section 3.01 of this Lease and the quality, quantity and/or lines of merchandise of any goods or services required to be offered for sale are unchanged; and (d) the reorganized debtor or assignee of such debtor in possession or of Tenant's trustee demonstrates in writing that it has sufficient background including, but not limited to, substantial retailing experience in shopping centers of comparable size and financial ability to operate a retail establishment out of the Premises in the manner contemplated in this Lease and meet all other reasonable criteria of Landlord as did Tenant upon execution of this Lease; and (e) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security; and (f) the Premises, at all times, remains a single store and no physical changes of any kind may be made to the Premises unless in compliance with the applicable provisions of this Lease.

Section 12.05 - Default by Landlord. Landlord shall not be in default hereunder unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord specifying the failure and state that it is a "notice of default" and, following Landlord's failure to act within such thirty (30) day notice period, to the holder of any first mortgage or deed of trust covering the Premises, whose name and address shall have theretofore been furnished to Tenant in writing specifying wherein Landlord has failed to perform such obligation; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In the case of a default by Landlord, prior to Tenant's exercise of any remedy, the holder of any first mortgage or deed of trust encumbering Landlord's Parcel shall have the right, but not the obligation, to cure such a default, provided such curing efforts are commenced within thirty (30) days after holder shall have received notice of such default and are diligently pursued. Except as expressly permitted under this Lease, Tenant shall not have the right to terminate this Lease as a result of Landlord's default, and Tenant's remedies shall be limited to an action at law for monetary damages. Nothing herein contained shall be interpreted to mean that Tenant is excused from paying rent due hereunder as a result of any default by Landlord.

ARTICLE THIRTEEN
ASSIGNMENT AND SUBLETTING

Section 13.01 - Restrictions on Assignment. Except as otherwise expressly provided in Section 13.03 below, Tenant will not assign this Lease in whole or in part, nor sublet all or any part of the Premises or enter into any license or concession agreements (collectively or individually, a "Transfer"), without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold. In no event may Tenant encumber or hypothecate this Lease. The consent by Landlord to any Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. This prohibition against Transfers shall be construed to include a prohibition against any assignment or subletting by operation of law. Any attempted transfer, assignment, subletting license or concession agreement, or hypothecation shall be void and confer no rights upon any third person and shall be a violation of this Section. Any transfer of this Lease from Tenant by merger, consolidation, liquidation or otherwise by operation of law, including, but not limited to, an assignment for the benefit of creditors, shall be included in the term "assignment" for the purposes of this Lease and shall be a violation of this Section. If this Lease is transferred by Tenant, or if possession of the Premises or any part thereof is transferred or if the Premises are occupied by any person or entity other than Tenant (and its employees), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the rent herein reserved, but no such Transfer, occupancy or collection shall be deemed a waiver on the part of Landlord, or the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained unless expressly made in writing by Landlord. Irrespective of any Transfer, Tenant shall remain fully liable under this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease. Without limiting Landlord's right to withhold its consent on any reasonable grounds, it is agreed that Landlord will not be acting unreasonably in refusing to consent to a Transfer if, in Landlord's opinion, (i) the quality of the merchandising operation of the proposed assignee or subtenant is not equal to that of Tenant, (ii) such assignee or subtenant may adversely affect (A) the business of the other tenants, or (B) the tenant mix in the Center, (iii) the net worth and financial capabilities of such assignee or subtenant is less than that of Tenant and any of Tenant's Guarantor(s) at the date hereof or at the time of the Transfer, whichever is greater, or (iv) the proposed Transfer involves a change of use of the Premises from that specified herein or would otherwise breach any covenant of Landlord respecting radius, location, use or exclusivity in any other lease in the Center or any Center agreements. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee (as defined herein) claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Section 13.01, Tenant's and such Transferee's only remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by law, such proposed Transferee, waives all other remedies against Landlord, including, without limitation, the right to seek monetary damages or to terminate this Lease. Within thirty (30) days of Landlord's receipt of any transfer notice, and any additional information requested by Landlord concerning the proposed Transferee's financial responsibility, Landlord will notify Tenant of its election to do one of the following: (i) consent to the proposed Transfer subject to such reasonable conditions as Landlord may impose in providing such consent; (ii) refuse such consent, which refusal shall be on reasonable grounds; or (iii) terminate this Lease as to all or such portion of the Premises which is proposed to be sublet or assigned and recapture all or such portion of the Premises for reletting by Landlord (provided Tenant may rescind its request for a transfer by providing written notice to Landlord within ten (10) days after receipt of notice from Landlord, in which event the Lease shall continue). The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof shall not work as a merger but shall, at the option of Landlord, either terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of such subleases or subtenancies.

Section 13.02 - Change of Ownership. If Tenant or any Guarantor is a limited liability company, corporation, unincorporated association or partnership, a transfer, assignment or hypothecation of any membership interest, stock or interest in such corporation, association or partnership by any stockholder or partner so as to result in a change in the control thereof by the person, persons or entities owning a majority interest therein as of the date of this Lease, shall be deemed to be an assignment of this Lease. This provision shall not be applicable to Tenant or to any Guarantor if it is a corporation whose voting stock is listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or is traded in any recognized over-the-counter market.

Section 13.03 - Requirement for Assignment. In the event that Tenant proposes any transfer of this Lease or transfer of leasehold interest, Tenant shall notify Landlord in writing by certified mail at least 30 days before the date on which the transfer is to be effective, and, included with such notice, furnish Landlord with: (i) the name of the entity receiving such transfer (the "Transferee"); (ii) a detailed description of the business of the Transferee, (iii) audited financial statements of the Transferee; (iv) all written agreements governing the transfer; and (v) any information reasonably requested by Landlord with respect to the transfer or the Transferee; and (vi) upon Landlord's written request together with proof of documented billing invoices and receipts, a fee to compensate Landlord for legal fees, costs of administration, and other expenses to be incurred in connection with the review and processing of such documentation (whether or not such transfer is consummated) of up to $1,000. Landlord shall respond to Tenant's request for approval or disapproval of the transfer within fifteen (15) days after Landlord receives the request and documents and information required above. No transfer will release Tenant of Tenant's obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. Consent by Landlord to one transfer will not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor.

Section 13.04 - Consideration Paid By Sublessee or Assignee. In the event that Landlord consents to

a sublease and the rental due and payable by the sublessee (or a combination of the Rent payable under such Sublease plus any bonus or other consideration therefore or incident thereto) exceeds the Rent payable under this Lease, or if with respect to an assignment, permitted license or other transfer by Tenant permitted by Landlord, the consideration payable to Tenant by the assignee, licensee or other transferee exceeds the Rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord all of such excess rental and other excess consideration (collectively "Excess Consideration") within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee or other transferee as the case may be. Finally, in the event of any assignment or subletting, it is understood and agreed that all rentals paid to Tenant by an assignee or sublessee shall be received by Tenant in trust for Landlord, to be forwarded immediately to Landlord (to be applied as a credit and offset to Tenant's Rent obligations).

ARTICLE FOURTEEN
ESTOPPEL CERTIFICATE; ATTORNMENT; SUBORDINATION

Section 14.01 - Estoppel Certificate. Tenant shall at any time and from time to time within fifteen (15) days' request by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the date of commencement of this Lease, that the lease is unmodified and in full force and effect (or if there have been modifications to this Lease, it is in full force and effect as modified and stating the date of the modifications), the dates to which the rent and other charges have been paid and that there are no defenses or offsets to this Lease or stating those claimed by Tenant and such other information as is reasonably requested by Landlord. Tenant's failure or refusal to timely execute such certificate shall constitute a default under the Lease and shall be an acknowledgment by Tenant that the statements in such Certificate are true and correct. Upon written request by Landlord, Tenant shall, within fifteen (15) days after such request, provide Landlord with at least two (2) years financial information concerning Tenant's business, including a Profit and Loss Statement, Balance Statement, and prior two (2) years tax returns for the Tenant and any lease guarantors. Landlord shall use such information only for the express purpose of providing same to prospective purchasers or lenders of the Premises.

Section 14.02 - Transfers by Landlord. In the event of any transfer of interest hereunder by Landlord whether by sale, foreclosure, exercise of a power of sale under a deed of trust or otherwise, Tenant shall attorn to such transferee of Landlord and recognize such transferee as Landlord under this Lease. In the event of such a transfer of Landlord's interest hereunder, then from and after the effective date of such transfer, Landlord shall be released and discharged from any and all obligations under this Lease.

Section 14.03 - Subordination. This Lease is subject and subordinate to all ground and/or other underlying leases including sale and leaseback leases, mortgages and deeds of trust or other encumbrances which now affect the Shopping Center, the Premises or any portion thereof, together with all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage, deed of trust or any encumbrance shall advise Landlord that it or they desire to require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes therefor. This Lease is further subject and subordinate to (a) all covenants, conditions, restrictions, easements and any other matters or documents of record, together with all renewals, modifications, consolidations, replacements and extensions thereof and (b) any zoning laws of the city, county and state where the Shopping Center is situated.

Section 14.04 - Future Encumbrance. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground and/or other underlying leases, including sale and leaseback leases, mortgages or deeds of trust or other encumbrances which may hereafter be executed covering the Shopping Center, the Premises, the real property thereunder or any portion thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advance, together with interest thereon, and subject to all of the terms and provisions thereof; and Tenant agrees, within ten (10) days after Landlord's written request therefor, to execute, acknowledge and deliver upon request any and all documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such mortgages, deeds of trust, leasehold estates or other encumbrances, provided this Lease and Tenant's rights hereunder are acknowledged and remain in full force and effect, provided Tenant is not in default beyond the applicable cure period.

Section 14.05 - Attorney-In-Fact. To the extent not prohibited by law, Tenant, upon request of any party in interest, shall promptly execute such instruments and certificates to carry out the intent of Sections 14.01, 14.02 and 14.03 hereof as shall be requested by Landlord. Tenant hereby irrevocably appoints Landlord and its designated agent as Attorney-In-Fact for Tenant with full power and authority to execute and deliver in the name of Tenant any such instruments or certificates if, within fifteen (15) days after the date of a written request by Landlord to execute such instruments, Tenant shall not have executed the same.

ARTICLE FIFTEEN
ACCESS BY LANDLORD

Section 15.01 - Right of Entry. Landlord or Landlord's agents shall have the right to enter the Premises at all times upon reasonable advance notice or without notice in an emergency, to examine the same, and to show them to prospective purchasers or tenants of the Premises, building, and/or Shopping Center, and to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon said Premises that may be required therefore without the same constituting an eviction of Tenant in whole or in part, and the rent

reserved shall in no way abate while said repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. During the six (6) months prior to the expiration of the term of this Lease or any renewal term, Landlord may exhibit the Premises to prospective tenants or purchasers, and place upon the Premises the usual notice "For Lease" or "For Sale" which notices Tenant shall permit to remain thereon without molestation. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, maintenance or repair of the building or any part thereof, except as otherwise herein specifically provided.

Section 15.02 - Excavation. If an excavation shall be made upon land adjacent to or under the Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord shall deem necessary to preserve the Premises, or the plumbing in and/or under the Premises or the Shopping Center from injury or damage, and to support the same by proper foundations, without any claim for damages or indemnification against Landlord or diminution or abatement of rent.

ARTICLE SIXTEEN
QUIET ENJOYMENT

Upon payment by the Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant's part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject to the terms and conditions of this Lease.

ARTICLE SEVENTEEN
LOSS AND DAMAGE TO TENANT'S PROPERTY

Landlord shall not be liable for any damage to property of Tenant or of others located on the Premises, nor for the loss of or damage to any property of Tenant or of others by theft or otherwise. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliances or plumbing works or from the roof, street or sub-surface conditions or from any other place, or by dampness, or by any other cause of whatsoever nature. Landlord shall not be liable for any such damage caused by other tenants or persons in the Premises, occupants of adjacent property of the Shopping Center, or the public, or caused by operations in construction of any private, public or quasi-public work. All property of Tenant kept or stored on the Premises shall be so kept or stored at the risk of Tenant only and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant's insurance carriers, unless such damage shall be caused by the willful act or gross neglect of Landlord, and through no fault of Tenant.

ARTICLE EIGHTEEN
HOLDING OVER, SUCCESSORS

Section 18.01 - Holding Over. If Tenant should continue in possession of the Premises after the expiration or any sooner termination of the term hereof, said holding over shall, at Landlord's option, be construed to be a tenancy from month to month, and Tenant agrees to pay to Landlord for each month Tenant holds over, rent equal to one hundred fifty percent (150%) of the total rent and all other charges which Tenant was obligated to pay to Landlord during the one (1) month immediately preceding such termination or expiration, plus all damages sustained by Landlord by reason of such retention. Such tenancy shall be on the terms and conditions herein specified, so far as applicable. Nothing contained herein shall constitute a consent by Landlord to Tenant's continued possession following the expiration or other termination of this Lease, and nothing contained in this section shall limit Landlord's rights and remedies as provided by law or elsewhere in this Lease.

Section 18.02 - Successors. All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and assigns of the parties. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing as hereinbefore provided.

ARTICLE NINETEEN
HAZARDOUS MATERIALS

Section 19.01 – Hazardous Materials. Landlord covenants and agrees that to Landlord's actual knowledge, that as of the date hereof and the date the Premises are substantially complete, the Premises and the common areas of the Shopping Center are and will be free from asbestos and other hazardous or toxic materials, wastes or other substances which violate, are required to be removed or remediated by or give rise to any liability under any Federal, state, local or other statute, rule, regulation or other law governing or protecting the environment. If at any time any removal or remediation of any environmental contaminant is sought or ordered or any liability or penalty is sought or imposed by any person with respect to the Premises, the common area or any portion of the Shopping Center which is caused by Landlord, Landlord shall indemnify and hold harmless Tenant therefrom and against all claims, demands, losses, costs, expenses and liabilities on account thereof, unless and to the extent caused by any breach of Tenant's obligations hereunder. If such contamination is caused by a third party (except Tenant, its agents, contractors or employees), Landlord shall remediate such contamination to the extent required by law. If Hazardous Waste is discovered during Tenant's or Landlord's work which causes material adverse impact on Tenants business or its opening and is not abated within a reasonable period of time not to exceed thirty (30) days, then Tenant shall have the right to cancel the lease.

Tenant covenants as follows:

A. Except for ordinary and general cleaning supplies typically used in the ordinary course of business, (some or all of which may constitute "Hazardous Materials" as herein defined), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of, on, in, under or about the Premises, the common areas or any portion of Landlord's Parcel by Tenant, its agents, employees, subtenants, assignees, contractors or invitees (collectively, "Tenant Parties"), without the prior written consent of Landlord, which consent Landlord may withhold in its reasonable discretion. At all times and in all respects, Tenant and the other Tenant Parties shall comply with all federal, state and local laws, statutes, ordinances and regulations including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. Section 16901 et seq.), Safe Drinking Water Act (42 U.S.C. Section 3000[f] et seq.), Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), and the laws of the State of California (collectively, "Hazardous Materials Laws"), relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, disposal or transportation of any oil, flammable explosives, asbestos, urea formaldehyde, radioactive materials or waste, or other hazardous, toxic, contaminated or polluting materials, substances or wastes including, without limitation, any "hazardous substances", "hazardous wastes", "hazardous materials", or "toxic substances" under any such federal, state or local laws, statutes, ordinances or regulations (collectively, "Hazardous Materials").

B. At Tenant's own expense, Tenant shall procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required for the use of the Premises including, without limitation, discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving Landlord's Parcel or the Premises. Except as discharged into the sanitary sewer in strict accordance and conformity with all applicable Hazardous Materials Laws, Tenant shall not cause any and all Hazardous Materials removed from Landlord's Parcel to be removed and transported, except solely by duly licensed haulers to duly licensed facilities for final disposal of such materials and wastes. Tenant shall in all respects handle, treat, deal with and manage any and all Hazardous Materials in, on, under or about Landlord's Parcel in total conformity with all applicable Hazardous Materials Laws and prudent industry practices regarding management of such Hazardous Materials. Upon transfer of possession of the Premises, such transferor shall cause all Hazardous Materials to be removed from the Premises, transferred and transported for use, storage or disposal in accordance with and in compliance with all applicable Hazardous Materials Laws. Upon the expiration or sooner termination of this Lease, Tenant agrees to remove from the Premises, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in or under the Premises or any portion of Landlord's Parcel by Tenant or any of the Tenant Parties.

C. Tenant shall immediately notify Landlord in writing of (i) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Hazardous Materials Laws; (ii) any claim made or threatened by any person against Tenant, any of the Tenant Parties, the Premises, or any portions of Landlord's Parcel including, without limitation, any buildings located thereon, relating to damage, contribution, cost recovery compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in or removed from the Premises or any portions of Landlord's Parcel, including any complaints, notices, warnings or asserted violations in connection therewith. Tenant shall also supply to Landlord as promptly as possible, and in any event within five (5) business days after any Tenant Party first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations, relating in any way to the Premises, any portions of Landlord's Parcel or Tenant's or any Tenant Party's use thereof.

D. Tenant shall immediately remove all Hazardous Materials and indemnify, defend, protect, and hold Landlord and each of its partners, employees, agents, attorneys, successors and assigns, free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses and expenses (including attorneys' fees), as well as the death of or injury to any person and damage to any property whatsoever, arising from or caused in whole or in part, directly or indirectly, by Tenant's or any Tenant Party's use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises or any portion of Landlord's Parcel including, without limitation, any buildings located thereon. Tenant's obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, clean-up or detoxification or decontamination of the Premises or Center or any building thereon, or the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of the release and indemnity provisions hereof, any acts or omissions of Tenant or any Tenant Party, or anyone holding under Tenant or any Tenant Party, or by any of their employees, agents, assignees, contractors or subcontractors or others acting for or on behalf of Tenant or any Tenant Party (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant. The terms of the indemnification by Tenant set forth in this Section 30.16 shall survive the expiration or earlier termination of this Lease.

ARTICLE TWENTY
MISCELLANEOUS PROVISIONS

Section 20.01 - Relationship of the Parties. Nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture, principal-agent, or employer-employee relationship between Landlord and any other person or entity (including, without limitation, Tenant) or as causing

Landlord to be responsible in anyway for the debts or obligations of such other person or entity.

Section 20.02 - Severability; Construction of Provisions. It is agreed that, if any provision of this Lease shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect. It is the intention of the parties hereto that, if any provision of this Lease is capable of two (2) constructions, one of which would render the provision void or inharmonious with the general intent of this Lease and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid and harmonious with the general intent of this Lease.

Section 20.03 - Warranty of Authority. If Tenant is a corporation, the person(s) executing this Lease on behalf of Tenant hereby covenant(s) and warrant(s) that: (a) Tenant is a duly constituted corporation, qualified to do business in the State where the Shopping Center is located; (b) Tenant has paid all applicable franchise and corporate taxes; and (c) Tenant will file or pay when due all future forms, reports, fees and other documents necessary to comply with applicable laws.

Section 20.04 - Entire Agreement. It is understood that there are no oral or written agreements or representations between the parties hereto affecting this Lease, and that this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements and understandings, if any, made by or between Landlord and Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret, construe, supplement or contradict this Lease. This Lease, including the amendments thereto, is and shall be considered to be the only agreement between the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included in this Lease. There are no other representations, covenants or warranties between the parties and all reliance with respect to representations is solely upon the express representations, covenants, and warranties contained in this Lease. Although the printed provisions of this Lease were drawn by Landlord, the parties hereto agree that the terms of this Lease are the product of negotiation between Landlord and Tenant, and there shall not be applied any presumption, canon of construction or implication favoring the position of either Landlord or Tenant by virtue of the document or any of its parts having been drawn by either party. The parties agree that any deletion of language from this Lease prior to its mutual execution by Landlord and Tenant shall not be construed to have any particular meaning or to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse, obverse, or opposite of the deleted language.

Section 20.05 - Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Shopping Center as Landlord, in the exercise of its sole business judgment, shall determine to best promote the interests of the Shopping Center. Tenant does not rely on the fact, nor does Landlord represent, that there shall be any specified occupants, type of occupants or number of occupants in the Shopping Center at any time.

Section 20.06 - Governing Law. The laws of the State where the Shopping Center is located shall govern the validity, performance and enforcement of this Lease. Venue shall be in the county in which the Shopping Center is located.

Section 20.07 - Waiver or Consent Limitation. A waiver of any given breach or default shall not be a waiver of any other breach or default. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent similar act by Tenant.

Section 20.08 - Force Majeure. The occurrence of any of the following events shall excuse such obligations of Landlord or Tenant as are thereby rendered impossible or reasonably impracticable for so long as such event continues: lockouts; labor disputes; acts of God; inability to obtain labor, materials or reasonable substitutes therefore; governmental restrictions, regulations or controls; judicial orders; enemy or hostile governmental action; civil commotion; fire or other casualty; and other causes beyond the reasonable control of the party obligated to perform. Notwithstanding the foregoing, the occurrence of such events shall not excuse Tenant's obligations to pay Minimum Monthly Rental and Additional Rent (except as provided in Section 10.03) or excuse such obligations as this Lease may otherwise impose on the party to obey, remedy or avoid such event; moreover, should the work performed by Tenant or Tenant's contractor result in a strike, lockout and/or labor dispute, such strike, lockout and/or labor dispute shall not excuse Tenant's performance.

Section 20.09 - Waiver of Rights of Redemption. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event Tenant is evicted or dispossessed for any cause or in the event Landlord obtains possession of the Premises by reason of the violation by Tenant of any of the terms, covenants and conditions of this Lease or otherwise. The rights given to Landlord herein are in addition to any rights that may be given to Landlord by any statute or otherwise.

Section 20.10 - Avoidance of Labor Disputes. Tenant shall construct, or cause Tenant's contractor to construct, Tenant's Work (as defined in Exhibit "B") or any other improvements in such a manner as to avoid any labor dispute which causes or is likely to cause stoppage or impairment of work, deliveries or any other services in the Shopping Center. In the event there shall be any such stoppage or impairment as the result of any such labor dispute or potential labor dispute, Tenant shall immediately undertake such action as maybe necessary to eliminate such dispute or potential dispute, including, without limitation, (a) removing all disputants from the job site until such time as the labor dispute no longer exists, (b) seeking a temporary restraining order and other injunctive relief with regard to illegal union activities or a breach of contract between Tenant and Tenant's contractor, and (c) filing appropriate unfair labor practice charges. Should Landlord incur or sustain any claims or damage in connection with any such labor dispute or

potential labor dispute, the provisions of Section 4.06 shall apply regardless of whether Tenant has performed its duties under this Section 20.10.

Section 20.11 - Nondiscrimination. For themselves, their heirs, executors, administrators, successors and assigns and all persons claiming under or through them, Landlord and Tenant covenant as follows: there shall be no discrimination against or segregation of any person or group of persons on account of race, color, religion, creed, sex, marital status, national origin, ancestry, age, physical handicap or medical condition, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises and Tenant and any person claiming under or through Tenant shall not establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, subtenants, licensees or vendees in the Premises.

Section 20.12 - Amendments. To be effective and binding on Landlord and Tenant, any amendment, modification, addition or deletion to the provisions of this Lease must be made in writing and executed by both parties in the same manner as the Lease itself.

Section 20.13 - Time of Essence. Time is of the essence in the performance of all covenants and conditions in this Lease for which time is a factor.

Section 20.14 - Captions and Terms. The captions of the Articles, Sections and Subsections of this Lease are for convenience only, are not operative parts of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.

Section 20.15 - Successors and Assigns. The parties hereto agree that all the provisions of this Lease are to be construed as covenants and agreements and, except as otherwise specified, that said provisions shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. If Tenant is comprised of more than one (1) entity, the obligations of Tenant hereunder shall be the joint and several obligation of each of entities executing this lease as Tenant.

Section 20.16 - Consent of Landlord and Tenant. Wherever in this Lease consent or approval is required, such consent or approval shall be given in writing and shall not be unreasonably withheld or delayed, unless otherwise expressly provided. Landlord shall not be deemed to have withheld its consent unreasonably where Landlord's right to give its consent is conditioned on Landlord obtaining the consent of any person, agency or authority with the right to withhold its consent pursuant to any agreement, law or tax, and such person, agency or authority does withhold its consent. If Landlord or Tenant fails to give any such consent, the other party hereto shall be entitled to specific performance in equity and shall have such other remedies as are reserved to it under this Lease, but in no event shall Landlord or Tenant be responsible in monetary damages for such failure to give consent unless said consent is withheld maliciously or in bad faith.

Section 20.17 - No Option. The submission of this Lease to Tenant shall be for examination purposes only and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest by Tenant in, the Premises or any other Premises situated in the Shopping Center. Execution of this Lease by Tenant and return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant.

Section 20.18 - Brokers. Tenant warrants that, except for CBRE, Inc., and Coreland Companies, it has not had any dealings with any real estate broker, or agent in connection with the negotiation of this Lease, and agrees to indemnify, defend and hold Landlord harmless from any cost, expense, or liability for any compensation, commission, or charges claimed by any real estate broker, or agent, other than those named above, with respect to this Lease or the negotiation of this Lease.

Section 20.19 - Recordation. Tenant shall not record this Lease without prior written consent from Landlord. Upon request by either party, however, Landlord and Tenant agree that a "short form" memorandum of this Lease shall be executed by both parties and the requesting party may record the memorandum of Lease. The party requesting recordation shall pay all costs of recordation, including any documentary transfer taxes or other expenses.

Section 20.20 - Execution in Counterparts. This Lease may be executed in counterparts, and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

Section 20.21 - Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

Section 20.22 - Tenant Defined. The word "Tenant" shall be deemed and taken to mean each and every person or party mentioned as a tenant herein, be the same one or more; and if there shall be more than one Tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

Section 20.23 - Waiver of Trial By Jury. LANDLORD AND TENANT DESIRE AND INTEND THAT ANY DISPUTES ARISING BETWEEN THEM WITH RESPECT TO OR IN CONNECTION WITH THIS LEASE BE SUBJECT TO EXPEDITIOUS RESOLUTION IN A COURT TRIAL WITHOUT A JURY. HEREFORE, LANDLORD AND TENATNT EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSSCOMPLAINT IN ANY ACTION, PROCEEDING OR OTHER HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE NOW OR HEREAFTER IN EFFECT.

Section 20.24 - Notices. Any notice, demand, request, consent, statement of interest, or other communication that either party hereto may desire to serve upon the other in furtherance of any provision of this Lease must be in writing, and no inference to the contrary shall be drawn from the fact that some provisions of this Lease may specifically refer to a "written" notice, demand, request, consent, statement of interest, or other communication, while other provisions may omit the word "written." Any such notice, demand, request, consent, statement of interest, or other communication shall be sufficiently served if enclosed in a sealed envelope and deposited in the United States Mail, postage prepaid, return receipt requested, or delivered by personal delivery, or delivered by such other means of delivery (such as Federal Express or similar company with nation-wide overnight delivery service) as will render or produce a receipt reasonably demonstrating the fact of such delivery; provided, however, that when any provision of this Lease specifies the means of transmission of notice relating to that provision, only the means of transmission specified shall be effective. Time is of the essence with respect to any notice to be given under this Lease. The date of service of any notice shall be the date of actual delivery if by personal delivery or by Federal Express (or similar company with nation-wide overnight delivery service), or three (3) business days after the postmark on the mail, as the case may be.

Section 20.25 - Covenants and Conditions. All provisions, whether covenants or conditions, on the part of Landlord, or on the part of Tenant, shall be deemed to be both covenants and conditions.

Section 20.26 - Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

Section 20.27 - Necessary Acts. All parties hereto shall do all acts and execute all documents necessary, convenient, or desirable to effect all provisions of this Lease.

Section 20.28 - Security Measures. Notwithstanding any other provision of this Lease, including, but not limited to, any provision which may give Landlord the right to provide security measures and/or the right to charge Tenant all or a portion of the cost of such measures, Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service, police protection or other security measures for the benefit of Tenant, the Premises or the Shopping Center. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors, customers, suppliers, shippers, licensees and invitees and the property of Tenant and of Tenant's agents, employees, contractors, customers, suppliers, shippers, licensees and invitees from acts of third parties. Nothing herein contained shall prevent Landlord, at Landlord's sole option, and from time to time as Landlord may see fit, from providing security protection for the Shopping Center or any part thereof, in which event the cost thereof shall be included within the definition of Additional Rent, as set forth in Section 2.04. In the event that Landlord elects at any time to provide such security protection, Landlord shall not thereby become obligated to continue to provide such security protection, and Landlord may, in Landlord's sole discretion, terminate such service at any time without notice to Tenant. Further, in the event that Landlord elects at any time to provide security protection, Landlord shall not as a result thereof be held to a higher or stricter standard of care, or to greater liability, than if no such security protection had ever been provided, and Tenant hereby agrees to hold Landlord harmless and to indemnify Landlord for any liability to or claim by any third person by reason of Landlord's having provided or failed to provide any such security protection.

Section 20.29 - Landlord's Limited Liability. Landlord (and, in case Landlord shall be a joint venture, partnership, tenancy-in-common, association or other form of joint ownership, the members of any such joint venture, partnership, tenancy-in-common, association or other form of joint ownership) shall have absolutely no personal liability with respect to any provision of this Lease, or any obligation or liability arising therefrom or in connection therewith. Tenant shall look solely to the equity of the then owner of the Demised Premises in the Demised Premises (or, if the interest of the Landlord is a leasehold interest, Tenant shall look solely to such leasehold interest) for the satisfaction of any remedies of Tenant in the event of a breach by the Landlord of any of its obligations. Such exculpation of liability shall be absolute and without any exception whatsoever.

Section 20.30 - Attorneys' Fees. In the event that Landlord should institute any suit against Tenant for violation of any of the covenants or conditions of this Lease or for recovery of possession of the Demised Premises, or should the Tenant institute suit against Landlord for violation of any of the covenants or conditions of this Lease, or should either party intervene in any action or proceeding in which the other is a party to enforce or protect its interest or rights hereunder, the prevailing party shall be entitled to the fees of its attorneys in the actual amount thereof, to be taxed as a part of the costs of said suit.

Section 20.31 - OFAC Certification. Tenant represents and warrants that:

(a) It is not, and shall not become, a person or entity with whom Landlord is restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated

(b) It is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation with whom Landlord is restricted from doing business under the regulations of OFAC (including, but not limited to, Executive Order 13224) or other governmental action and is not and shall not engage in any dealings or transactions, employ or otherwise be associated, with such person, group, entity or nation.

Any breach of the representation and/or warranty contained in this Section shall constitute a non-curable default and is grounds for immediate termination of this Lease by Landlord. Any such exercise by Landlord of its remedies under this Section shall not constitute a waiver by Landlord to recover (a) any Rent due under this Lease and (b) any damages arising from such breach by Tenant.

Section 20.32 - REIT Qualifications. Landlord and Tenant agree that all Rent paid to Landlord under this Lease shall qualify as "rents from real property" as defined in Internal Revenue Code Section 856(d) and as further defined in Treasury Regulation Section 1.856-4, as each is amended from time-to-time. Should the requirements of the said Internal Revenue Code Section or Treasury Regulation Section be amended so that any rent no longer qualifies as "rents from real property" for the purposes of the Internal Revenue Code or the Treasury Regulation, the Rent payable to Landlord shall be adjusted so that such Rent will qualify as "rents from real property" under the Internal Revenue Code and Treasury Regulation; provided that such adjustments required pursuant to the provisions of this Section shall not increase the monetary obligations of Tenant. If any adjustment of Rent under this Section , or if Landlord in good faith determines that its status as a real estate investment trust under the provisions of the Internal Revenue Code or the Treasury Regulation will be jeopardized because of any provision of this Lease, Tenant shall, without charge therefor and within ten (10) days after Landlord's written request therefor, execute and deliver to Landlord such amendments to this Lease as may be reasonably required by Landlord to avoid such jeopardy; provided such amendments do not increase the monetary obligations of Tenant or in any other manner materially increase Tenant's obligations or materially decrease Tenant's rights under this Lease.

ARTICLE TWENTY-ONE
OPTION TO EXTEND TERM

Landlord hereby grants to Tenant and any approved sublessee or assignee of Tenant the option to extend the term of the Lease for one (1) additional period of five (5) years ("Option Term"), subject to the following conditions:

Section 21.01 - Method of Exercise of Option. Tenant shall exercise such option by delivering to Landlord written notice of its intent to exercise the option not sooner than nine (9) months and not later than six (6) months, prior to commencement of the Option Term. Tenant expressly acknowledges that, in the event Tenant fails to exercise the option described herein within the time periods set forth in this section, Tenant's option shall be null and void. Tenant shall have no right to exercise its option during any time when Tenant is in default under the Lease, including, without limitation, during any period of time when any monetary obligation due from Tenant to Landlord remains unpaid.

Section 21.02 - Commencement of Option Term. If the option is exercised pursuant to Section 21.01, the Option Term shall commence upon the expiration of the initial term.

Section 21.03 - Minimum Monthly Rental. Minimum Monthly Rent payable during each year of the Option Term shall be adjusted as set forth in Exhibit "F" attached hereto.

Section 21.04 – Options. The option granted herein shall be personal to the original Tenant, may be exercised only by the original Tenant while it is occupying the Premises, and may not be exercised by or assigned to any party (including, but not limited to, any subtenant or lender) without the express written consent of Landlord; provided, however, that in the event that Landlord consents to an assignment or sublease, then any extension options under this Lease shall be transferable to the assignee or sublessee.

Section 21.05 - Failure to Timely Exercise. Tenant's failure to timely exercise the option for any Option Term shall nullify the option for all subsequent Option Terms.

Section 21.06 - Insurance. Landlord shall have the right, as a condition to Tenant's exercise of any option granted herein, to require Tenant to: (a) increase the limit and coverage amount of any insurance Tenant is required to maintain pursuant to Section 4.01 of the Lease to an amount that Landlord, any superior mortgagee, or any superior landlord may, in its sole reasonable judgment, deem sufficient; and/or (b) purchase other insurance and/or endorsements in such amounts or types as Landlord, any superior mortgagee, or any superior landlord may reasonably require; and/or (c) provide Landlord with a certificate evidencing the increased coverage.

Section 21.07 - General. All terms and conditions of this Lease shall remain in full force and effect during any Option Term, except that the provisions of this Article shall control over any inconsistent provisions of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

[Signatures on following page]

LANDLORD:

SIBLING ASSOCIATES, LLC
a California limited liability company

~~Michael D. Ray~~
James W. Ray

TENANT:

REBORN GLOBAL HOLDINGS, INC.,
a California corporation
d.b.a. **REBORN COFFEE CAFE**

Jay Kim

J:\Property Management\1900 Sibling Associates\1920 James Square\Lease Documents\Reborn Coffee Cafe\Lease.doc

EXHIBIT "A"

SITE PLAN

Actual space dimensions, ceiling heights, location of doors, windows, utility outlets and lighting fixtures, building materials, finishes, seating capacity and other information regarding the Premises and the Common Area are subject to field inspection by Tenant.



DRY CLEANER
SUBWAY
DRIVE THRU
MAYUR
SIDE WALK
PACIFIC COAST HIGHWAY
PARKING
PREMISES

LANDLORD: _______ _______

TENANT: _______ _______

EXHIBIT "B"

I. LANDLORD'S WORK AT LANDLORD'S EXPENSE ("AS-IS")

Landlord shall deliver the Premises in its current "as-is" condition with all utilities including the HVAC, electrical, plumbing and roof in good working order.

II. TENANT'S WORK AT TENANT'S EXPENSE

A. General

1. All work required to complete and place the Premises in finished condition for opening of business shall be performed by Tenant at Tenant's sole cost and expense with all due diligence, which work shall hereinafter be referred to as Tenant's Work. Tenant's Work shall include, without limitation, installation of alterations, improvements and equipment particular to Tenant's use of the Premises.

2. The Center is being developed under the jurisdiction of the City of Newport Beach, State of California, and uniform building codes. All design and construction work shall comply with all applicable statutes, ordinances, regulations, laws and codes, and Landlord's design criteria for Tenant's Work previously delivered to Tenant.

3. All permits, licenses and approvals for Tenant's Work shall be obtained by Tenant or its contractor prior to the commencement of construction and shall be posted in a prominent place within the Premises as required by the agency issuing the permit.

4. Landlord's written approval shall be obtained by Tenant prior to the undertaking of any construction work which deviates from Tenant's Working Drawings and specifications, as approved by Landlord, or the undertaking of any modifications whatsoever to Landlord's Building shell and/or utilities and other work not explicitly shown on said Working Drawings and specifications. Landlord's approval of the foregoing shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency thereof, and Tenant shall be solely responsible therefore. Except as expressly set forth herein, Landlord's consent to any submittal by Tenant under this Exhibit B shall not be unreasonably withheld.

5. All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord's general contractor and other contractors on the job.

6. Where conflict exists between building codes, utility regulations, statutes, ordinances, other regulatory requirements and Landlord's requirements, as set forth herein, the more stringent of the requirements shall govern.

7. Tenant shall inspect, verify and coordinate all field conditions pertaining to the Premises from time to time prior to the start of its store design work, through its construction, including its fixturing and merchandising. Tenant shall advise Landlord immediately of any discrepancies with respect to Landlord's drawings. Any adjustments to the work arising from field conditions, not apparent on Tenant's drawings and other building documents, shall require the prior written approval of Landlord.

8. Landlord reserves the right to require changes in Tenant's Work (except for deletions of Tenant's interior layout of public space, without Tenant's consent in its sole discretion) when necessary by reason of code requirements or building facility necessity, field conditions, or directives of governmental authorities having jurisdiction over the Premises, or directives of Landlord's insurance underwriters.

B. Public Safety. Tenant shall confine the construction work to within the Premises as much as possible and shall work in an orderly manner removing trash and debris from the Center on a daily basis. At no time will pipes, wires, boards or other construction materials cross public areas where harm could be caused to the public. The requirements of Occupational Safety and Health Administration (OSHA) prepared by the Department of Labor will govern. If Tenant fails to comply with these requirements, Landlord will cause remedial action as deemed necessary by Landlord to protect the public. All costs of said remedial action shall be charged to Tenant and shall become Tenant's responsibility.

C. Tenant Damage to Construction. Tenant will be required to furnish the necessary ramps, coverings, etc., to protect Landlord's facilities and adjoining premises from damage. All costs to repair damage to Landlord's facilities and to adjoining premises will be at the expense of Tenant. Actual repair work may be accomplished by Landlord at Landlord's option.

D. Turnover of Premises to Tenant by Landlord. Tenant shall be responsible for:

1. H.V.A.C. It shall be the responsibility of Tenant pay for heating and/or cooling, if used, during the installation of Tenant's Work.

Landlord: ______ ______

Tenant: ______ ______

2. Electrical/Water, Etc. Tenant's permanent electric service, where possible, shall be used to provide power for Tenant's Work. Meters shall be installed prior to Tenant's Work, and Tenant shall pay for service and water and all utilities consumed. Work performed with temporary electric service will be at Tenant's expense.

E. Drawings and Specifications.

1. Within thirty (30) days after the Effective Date of this Lease. Tenant shall prepare and submit to Landlord for approval an interior completion plan, design drawings, working drawings and specifications necessary to complete Tenant's Work under this Exhibit B. As soon as practicable after receipt of such Drawings and Specifications, Landlord shall return to Tenant such Drawings and Specifications with its suggested modifications and/or approval. If, upon receipt of Landlord's modified Drawings and Specifications, Tenant wishes to take exception thereto, Tenant may do so within ten (10) days from the date on which Tenant receives Landlord's modified Drawings and Specifications. Unless such action is taken by Tenant, it will be deemed that all modifications made by Landlord on the Drawings and Specifications are acceptable to and adopted by Tenant.

2. If Drawings and Specifications are returned to Tenant with modifications, said Drawings and Specifications shall be revised by Tenant and resubmitted to Landlord for approval within ten (10) days of their receipt by Tenant.

3. Upon Landlord's approval in all respects of all such Drawings and Specifications, Tenant shall cause Tenant's Work to be completed and installed or such installations or alterations to be performed, as the case may be, in accordance with the Drawings and Specifications approved by Landlord, and no substantial deviation from said Drawings and Specifications shall be made without Landlord's prior written approval. Tenant shall obtain all necessary permits in connection with the installation of such Tenant improvements and the performance of such work prior to the commencement of any work.

4. If Tenant's Work entails any structural changes to the Premises, Tenant shall submit detailed structural plans, and Landlord's review of such plans shall be at Tenant's expense, provided that such expense shall not exceed One Thousand Dollars ($1,000.00). Moreover, Tenant shall not be permitted to commence any Tenant's Work until all plans applicable thereto have been approved in writing by Landlord.

5. At any time during the Lease Term, any and all modifications to the Premises requiring alterations to the architectural, mechanical, electrical, fire protection or structural systems will require Tenant to supply detailed Working Drawings and appropriate calculations covering those modifications to Landlord for written approval. Interior painting, wall covering, carpeting and placement of movable trade fixtures are considered normal maintenance items and do not require Landlord approvals, but otherwise meet the requirements of this Exhibit. All other alterations require Landlord's written approval.

6. Landlord's approval or inspection of any of Tenant's plans, shop drawings, etc., so submitted is made for identification purposes only and neither Landlord, nor its agents, servants or employees shall have any liability in any respect to any inadequacies, deficiencies, errors or omissions or non-complying features contained in any or all of Tenant's preliminary plans or final plans or Landlord's comments in respect to same.

F. Tenant Improvements.

All work to be performed by Tenant is herein referred to as Tenant's Work. Without limiting the generality of the foregoing, the term Tenant's Work includes the following:

1. Storefront: Tenant shall furnish and install at its cost all additional storefront construction not provided by Landlord per Exhibit B to this Lease.

2. Floors: Tenant shall furnish and install all interior floor coverings and finishes and be responsible for preparation of floor surfaces. All exposed concrete floors shall have a sealant applied. Carpeting and/or other quality floors shall be used in all public areas except in such instances where other types of floor covering materials are specifically approved by Landlord. Vinyl tile is generally not considered an acceptable finish material in public areas. Additional restroom(s), kitchen(s) and storage areas shall have thresholds at the doors in such a manner as will not permit the passage of water or other liquids to the adjacent tenant space.

3. Walls: Tenant shall furnish and install all interior partitions and doors including, but not limited to, Tenant's sales area, stock area, restroom, fitting rooms, etc. Inasmuch as Landlord's demising walls have not been designed for Tenant's superimposed fixture loads and/or any unusual wall decor, Tenant shall structurally reinforce the existing walls as required and approved by Landlord, to accommodate any additional superimposed loading required by Tenant's design. Any combustible materials applied to the demising partitions shall receive a U.L. labeled fire retardant coating. Tenant spaces with unusual sound and/or odor problems shall have sound and odor absorbent wall installed and in such a manner which will not permit the passage of sound and/or odors through the wall(s) to the

Landlord: ______
______

Tenant: ______
______

adjacent space(s).

4. Ceilings: Tenant shall furnish and install all additional interior ceiling finish materials not provided by Landlord.

5. Utilities: Tenant shall make provision for all telephone service equipment within the Premises in accordance with local utility requirements. Tenant shall be responsible for speaker wires for any stereo system and/or phone system. Tenant's utility service requirements in excess of that provided by Landlord shall be furnished and installed at Tenant's expense.

6. Special Equipment: Tenant shall provide for Landlord's installation at Tenant's cost any and all additional mechanical equipment, curbs, supports, etc., including, but not limited to, swamp cooler or additional H.V.A.C., additional plumbing, elevators, conveyors, etc. related to the operation of Tenant's business, and located within the Premises. Tenant shall provide fire extinguishers as required by code. Tenant shall install fire sprinkler drops and heads. Any additional roof top equipment will need to be approved by a licensed Structural Engineer and by the owner prior to installation of said equipment.

7. Fixtures and Furniture: Tenant shall furnish and install all new furniture, trade fixtures, shelving and other work necessary for its operation within the Premises.

8. Material and Warranties: Tenant shall use only new, first-class materials in the completion of Tenant's Work. All work and equipment shall be warranted for a minimum of one (1) year from installation and shall comply with all applicable codes.

9. Roof Work: Tenant agrees that all venting, opening, sealing, waterproofing or any altering of the roof shall be performed by Landlord's roofing contractor at Tenant's expense and that, when completed, Tenant shall furnish to Landlord a certificate from Landlord's roofing contractor that all such alterations approved by Landlord have been completed in accordance with the plans and specifications therefore approved by Landlord.

10. Kitchen Areas: All kitchen areas shall have installed proper range hoods and insulated exhaust ducts, make-up air system, fire extinguishing system for all cooking exhaust hoods and fire extinguishers. All kitchen exhaust fans shall be of upblast type. Waste lines shall have grease interceptors if required by the City of Newport Beach.

11. Bathrooms. Tenant shall install ADA compliant bathrooms within the Premises in accordance with all applicable codes.

12. Storefront Sign: In accordance with applicable law.

13. Other Work: Tenant shall be responsible for all other work that is not listed as Landlord's Work.

G. Insurance.

Tenant shall secure, pay for and maintain or cause its contractor(s) to secure, pay for and maintain during Tenant's Work construction, fixturing and merchandising of the Premises, including any modification performed by Tenant during the Lease Term, the following insurance in the following amounts, which shall be endorsed in all policies to include Landlord and its beneficiaries, employees and agents as insured parties, and which shall provide in all policies that Landlord shall be given thirty (30) days prior written notice of any alteration or termination of coverage in the amounts as set forth below, and such insurance as may from time to time be required from city, county, state or federal laws, codes, regulations or authorities, together with such other insurance as is reasonably necessary or appropriate under the circumstances:

1. Tenant and Tenant's general contractor and subcontractor(s) required minimum coverages and limits of liability:

(a) Worker's Compensation as required by state law and Employer's Liability Insurance with limits of not less than Five Hundred Thousand Dollars ($500,000.00) and any insurance required by any employee benefit acts or other statutes applicable where the work is to be performed as will protect the contractor and subcontractors from any and all liability under the aforementioned acts.

(b) Comprehensive General Liability Insurance (including Contractor's Protective Liability) with a combined single limit (bodily injury and property damage) of not less than Two Million Dollars ($2,000,000.00) per occurrence and in the aggregate. Such insurance shall provide for explosion, collapse and underground coverage and contractual liability coverage and shall insure the general contractor and/or subcontractors against any and all claims for personal injury, including death resulting therefrom, and damage to the property of others and arising from his operations under the contract, whether such operations are performed by the general contractor, subcontractors or any of their subcontractors, or by anyone directly or indirectly employed by any of them. Such insurance policy shall include (i) a products/completed operations endorsement; (ii) endorsements deleting the employee

Landlord: ______ ______ Tenant: ______ ______

exclusion on personal injury and the liquor liability exclusion; and (iii) a cross-liability endorsement or a severability of interest clause. Such insurance shall be primary and Landlord's insurance shall be excess insurance only.

(c) Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired and non-owned in an amount not less than Two Million Dollars ($2,000,000.00) combined single limit (bodily injury and property damage) per occurrence and in the aggregate. Such insurance shall insure the general contractor and/or subcontractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from his operations under the contract, whether such operations are performed by the general contractor, subcontractor or any of their subcontractors, or by anyone directly employed by any of them.

(d) Builder's Risk Insurance. Completed Value Builder's Risk Damage Insurance Coverage. Tenant shall provide an All Physical Loss Builder's Risk insurance policy on the work to be performed for Tenant in the Premises as it relates to the Building within which the Premises are located. The policy shall include as insureds Tenant, its contractor and subcontractors, and Landlord, as their respective interests may appear within the Premises. The amount of insurance to be provided shall be one hundred percent (100%) replacement cost.

2. All such insurance policies required under this Exhibit, except as noted above, shall include Landlord, Landlord's agents and beneficiaries, Landlord's on-site representatives, Landlord's architect, and Landlord's general contractor, as additional insureds; except Worker's Compensation Insurance, which shall contain an endorsement waiving all rights of subrogation against Landlord, Landlord's architect and Landlord's general contractor, Landlord's agents and beneficiaries. Landlord's liability insurance shall name Tenant as an additional insured and contain an endorsement waiving all rights of subrogation against Tenant.

3. The insurance required under this Exhibit shall be in addition to any and all insurance required to be provided by Tenant pursuant to the Lease.

H. Trash Removal.

During the construction, fixturing and merchandise stocking of the Premises, Tenant shall provide trash removal at areas designated by Landlord. It shall be the responsibility of Tenant and Tenant's contractors to remove all trash and debris from the Premises on a daily basis and to break down all boxes and place all such trash and debris in the containers supplied for that purpose. In no event shall Tenant use the existing Shopping Center trash dumpsters for use and disposal of construction related debris. If trash and debris are not removed on a daily basis by Tenant or Tenant's contractor, then Landlord shall have the right to remove such trash and debris or have such trash and debris removed at the sole cost and expense of Tenant.

I. At Completion of Tenant's Work.

Tenant will provide Landlord with the following within thirty (30) days following store opening:

1. A Certificate of Occupancy ("C of O"); provided, however if final C of O is not available, Tenant shall provide a Temporary Certificate of Occupancy ("Temporary C of O"). Tenant shall provide Landlord with a final C of O as soon as the same becomes available.

2. Unconditional Waivers of Liens in such form as may be required by Landlord from all persons performing labor and/or supplying materials in connection with such work showing that all parties have been paid in full in accordance with statutory requirements and copies of all paid invoices for work performed.

3. Submission by Tenant to Landlord of copies of warranties for not less than one (1) year against defects in workmanship, materials and equipment as required in this Exhibit.

4. Submission by Tenant of a statement wherein Tenant agrees to indemnify Landlord against any and all liens against the Premises or any claims by any materials suppliers, contractors, or subcontractors.

5. Tenant shall have reimbursed Landlord for the cost of Tenant's Work done for Tenant by Landlord, and all other sums owed by Tenant to Landlord pursuant to the Lease and Exhibits.

6. Tenant shall furnish a copy of the License to do Business.

7. Marked-up copies of Tenant's final plans and specifications of all permanent Tenant Work performed.

Landlord: ______ ______

Tenant: ______ ______

EXHIBIT "C"

EXCLUSIVE USE RIGHTS OF OTHER TENANTS

PIROZZI CULINARY, INC. – 2929 E. COAST HIGHWAY

Tenant has the exclusive right to primarily sell at the Shopping Center Italian cuisine (woodfire pizza, pasta, etc.) for either on or off site consumption.

EXHIBIT "D"
CONFIRMATION OF TERM OF LEASE

This Confirmation of Term of Lease is made ____________________, 20____ between ____________ ("Landlord") and ____ ("Tenant"), who agree as follows:

1. Landlord and Tenant entered into a lease dated ______________________, 20_____, in which Landlord leased to Tenant and Tenant leased from Landlord the Premises described in Section 1.01 of the Lease (the "Premises").

2. Pursuant to Article One, Sections 1.03 and 1.04, of the Lease, Landlord and Tenant agree to confirm the Commencement Date and Expiration Date of the term and the Rent Start Date and Operating Expense Start Date as follows:

   a. ______________, 20___, is the Commencement Date of the term of the Lease.

   b. ______________, 20___, is the Expiration Date of the term of the Lease.

   c. ______________, 20___, is the Rent Commencement Date under the Lease.

   d. ______________, 20___, is the Operating Expense Start Date under the Lease.

LANDLORD:

____

By: ______________________________

Title: ______________________________

Date: ______________________________

TENANT:

____
____

By: ______________________________

Title: ______________________________

Date: ______________________________

By: ______________________________

Title: ______________________________

Date: ______________________________

Landlord's Address for Notices:

____
____
____
____

Phone:
Fax:
Email:

Tenant's Address for Notices:

____
____
____
____

Phone: ______________________
Fax: ______________________
Email: ______________________

EXHIBIT "E"

TENANT ESTOPPEL CERTIFICATE

RE: Premises: ____________________
Lease Dated: ____________________
Amendment(s) Dated: ____________________
Between ____________________(Landlord)
and ____________________(Tenant)
Square Footage Leased: ______ Square feet
Floor(s)/Suite No(s).: Suite ____________________

The undersigned Tenant under the above-referenced lease ("Lease") certifies to the following:

1. The Lease constitutes the entire agreement between Tenant and Landlord with respect to the Premises, has not been modified, changed, altered, or amended and is in full force and effect in the form attached as Exhibit "A-2". There are no other agreements, written or oral, which affect Tenant's occupancy of the Premises.

2. We have taken possession of and accepted the Premises described above, except as follows: ____.

3. The Lease terms as described below are true and accurate, and the Lease is in full force and effect.

   Minimum Monthly Rental: ____________________ per year
   Escalations: ____________________
   Abated Rent: ____________________
   Commencement Date: ____________________
   Rent Start Date: ____________________
   Operating Expense Start Date: ____________________
   Expiration Date: ____________________
   Options to Extend Term: ____________________

   Except as specified in Section(s) ____________________ of the Lease (copy attached), we have no option or right to cancel the Lease or to lease additional space in the Premises or the Shopping Center.

   We have made no agreement with Landlord or any agent, representative, or employee of Landlord concerning free rent, partial rent, rebate of rental payments, or any other similar rent concession except as specifically set forth above.

   We are not entitled to any credit against any rent or other charge under the Lease except as set forth in the Lease. No rental payments have been made more than one month in advance.

4. No part of the Premises has been subleased, and Tenant's interest in the Lease has not been assigned or encumbered except as follows: ____. We have no option or preferential right to purchase all or any part of the Premises (or the land of which the Premises are a part). We have no right or interest with respect to the Premises or the Building other than as Tenant under the Lease.

5. The rent has been paid through ______________________________.

6. The amount of security deposit paid is ______________________________.

7. All insurance required of Tenant under the Lease has been provided by Tenant, and all premiums have been paid.

8. We represent and warrant that we have not used, generated, released, discharged, stored, or disposed of any Hazardous Materials (as such term is defined in the Lease) on, under, in, or about the Premises or the Shopping Center. We have no actual knowledge that any Hazardous Materials are present or have been used, generated, released, discharged, stored, or disposed of by any party, on, under, in, or about the Premises or the Shopping Center.

9. We are not in default of our obligations under the Lease. Landlord, to the best of our knowledge, is not in default of its obligations under the Lease. There exists no defense or counterclaim to rent or other sums required to be paid by us under or pursuant to the Lease.

If Tenant is a corporation, the undersigned is a duly appointed officer of the corporation signing this certificate and is the incumbent in the office indicated under his/her name. In any event, the undersigned individual is duly authorized to execute this certificate.

Date: ____________________, 20____ Signed: To be executed upon Landlord's written request

EXHIBIT "F"

FAIR MARKET ADJUSTMENT

The Minimum Monthly Rent for the first year of the Option Term shall be the existing "Fair Market Rental Value" found in comparable retail centers with comparably improved space in the market area of the Center one hundred eighty (180) days prior to the expiration of the last year of the Lease Term, provided that in no event shall said rental be less than that in effect during the year preceding such adjustment plus three percent (3%).

The term "Fair Market Rental Rate" as used herein shall mean the average (mean) of the annual base rents then being charged in Corona del Mar/Newport Beach, California for space comparable to the Premises, taking into consideration all relevant factors, including without limitation, use, location of premises within the center, definition of net rentable area, leasehold improvements provided, quality, age, and location of the applicable center, rental concessions, the time the particular rate under consideration became or will become effective, and any limitations on the pass-through of operating and/or common area maintenance expenses.

Within thirty (30) days following Landlord's receipt of Tenant's Notice exercising its right to extend the Lease Term for the Option Period, Landlord shall deliver to Tenant, Landlord determination of the Fair Market Rental Rate for the Premises. If Tenant does not agree with Landlord's determination of the Fair Market Rental Rate, then Tenant may request arbitration of such determination in accordance with the following appraisal procedure:

(a) Tenant shall deliver to Landlord, within thirty (30) days after Landlord has given Tenant notice of its determination of the Fair Market Rental Rate (the date such notice is given being hereinafter referred to as the "Notice Date"), a notice (the "Objection Notice") which (i) states Tenant's objection to Landlord's determination of the Fair Market Rental Rate, and (ii) appoints one Qualified Appraiser (as hereinafter defined) to serve in the appraisal procedure hereunder. If Tenant fails to deliver the Objection Notice to Landlord within such thirty (30) day period, then Landlord's prior determination of the Fair Market Rental Rent shall be final and binding for the purpose of establishing the Fair Market Rental Rate hereunder.

(b) If Tenant timely delivers the Objection Notice, Landlord shall thereafter appoint a second Qualified Appraiser by delivering written notice of such appointment to Tenant within ten (10) days after the Objection Notice.

(c) Thereafter, the two Qualified Appraisers shall appoint a third Qualified Appraiser by mutual agreement within twenty (20) days after the Objection Notice.

(d) Thereafter, the three (3) Qualified Appraisers shall attempt to determine the Fair Market Rental Rate as of the applicable commencement date of the second option by mutual agreement within thirty (30) days after the Objection Notice. If all of the said appraisers fail to agree on the Fair Market Rental Rate within such period, but two of said appraisers can so agree, then the Fair Market Rental Rate as determined by such two appraisers shall be final and binding for the purposes of establishing the Fair Market Rental Rate hereunder. If none of the said appraisers can agree on the Fair Market Rental Rate within such time period, then the average (mean) of the rental rates established by the three Qualified Appraisers shall be final and binding for the purpose of establishing the Fair Market Rental Rate hereunder.

(e) Tenant shall have ten (10) business days after the determination of the Fair Market Rental Rate to elect whether to so extend the term of the Lease.

(f) For purposes hereof, "Qualified Appraiser(s)" shall mean and refer to appraiser(s) who: (i) regularly appraise commercial property in Newport Beach, California; (ii) are disinterested; (iii) are licensed MAI appraisers; (iv) are members of the American Institute of Appraisers; and (v) have at least three (3) years experience appraising commercial leasehold interests in Newport Beach, California. The cost of all appraisals hereunder shall be borne equally by Landlord and Tenant.

In the event such determination is delayed beyond the end of the last year of the Lease Term then Tenant shall, pending a final determination of the appropriate rental rate, continue to pay rent at the then existing rate and thereafter, upon final determination of the applicable rental rate for the balance of the Option Period, Tenant shall (within 30 days thereafter) make to Landlord, as appropriate, a cash payment in such amount as may be necessary to adjust the rental payments hereunder for the Premises to the applicable rental rate for the Premises as of the applicable rental adjustment date.

(g) After determination of the Fair Market Rental Rate for the first year of the Option Term, Minimum Rent shall be increased annually in accordance with Article Two, Section 2.02 of the Lease.

Landlord_______ Tenant ______